INFORMATION PROCESSING SERVICES AGREEMENT

This INFORMATION PROCESSING SERVICES AGREEMENT (the "Service Agreement") dated this 23rd day of May 2003, by and between BANCO SANTANDER PUERTO RICO, a banking corporation organized and existing under the laws of the Commonwealth of Puerto Rico, having its principal office at 207 Ponce de León Ave, Hato Rey, P.R., SANTANDER INTERNATIONAL BANK OF PUERTO RICO, INC., SANTANDER INVESTMENT INTERNATIONAL BANK, INC. and having a principal place at 221 Ponce de León Avenue, Hato Rey, Puerto Rico, AMERICA LATINA TECNOLOGÍA DE MEXICO, S.A., organized and existing under the laws of the Republic of Mexico (hereinafter referred to as "ALTEC") having its principal office at Prolongación Paseo de la Reforma número 500, Colonia Lomas de Santa Fé, C.P. 01219, México, D.F. Mexico.

ARTICLE I

OBJECTIVES AND DEFINITIONS

Section 1.01 Objectives. In entering into this Service Agreement, a general objective of the parties thereto is that, during the Service Term (as defined in Section 1.02), and except as otherwise provided in Section 1.06, each of the Customers should obtain from ALTEC and ALTEC should provide all of the applicable Customer's requirements for the Assumed Services to the extent being performed for each such Customer during the general period prior to the Effective Date, as such services and functions evolve during each Service Term and are enhanced and supplemented as provided in each Service Agreement.

Subject to the specific terms and conditions set forth in this Service Agreement, the parties also intend that each of the Customers retain, in the aggregate, at least the same level of service as the Customers achieved for the Assumed Services during the general period prior to the Effective Date. To achieve these objectives, it is the intent of the parties that this Service Agreement provides for the following:

(a) At all times during the Service Term, the Assumed Services provided by ALTEC to each of the Customers will be at least of the same general quality, completeness and responsiveness as the similar such services were provided for each such Customer prior to the Effective Date, unless otherwise specified in or adjusted in accordance with the provisions of this Service Agreement. The Customers expect that, over time, the Services provided by ALTEC will exceed the level of the similar services the Previous Provider (as defined in Section 1.02) provided for the Customers based on advances in technology, economies of scale and efficiencies arising from the use of ALTEC as a services provider.

(b) Each of the Customers and ALTEC will have a relationship that, subject to the applicable termination provisions of this Service Agreement will last for at least three (3) years.

(c) The Services provided by ALTEC will be responsive to the changing needs and requirements of the Customers. After appropriate direction from, consultation with, and approval of the Customer Representative to the extent required by the terms of this Service Agreement, and, subject to the provisions of Section 17.03, ALTEC will implement enhancements and improvements in the Services that are intended to meet the changing needs and requirements of the Customers and to reflect improvements in the Services.

(d) Prior to the expiration or termination for any reason of each Service Agreement and subject to the applicable provisions of this Service Agreement, ALTEC will (i) provide reasonable assistance to the affected Customer in assuming, or (transferring to another entity, full responsibility for all of the Services then being provided by ALTEC, and (ii) will continue to provide the Services to the affected Customer until its Transition Date pursuant to Section 19.06. It is the intention of the parties that any such transition of responsibilities be planned and implemented in a manner that will minimize, to the extent reasonably feasible under the circumstances, disruptions in the Customers' business operations.

The provisions of this Section 1.01 are intended to be a general introduction to this Service Agreement and are not intended to expand the scope of the obligations of ALTEC or any Customer under this Service Agreement or to alter the plain meaning of the terms and conditions of this Service Agreement. However, to the extent that the terms and conditions of this Service Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, such terms and conditions are to be interpreted and construed consistent with the objectives set forth in this Section 1.01.

Section 1.02 Definitions. As used in this Service Agreement:

    "ALTAIR Platform" shall mean the Software platform consisting of the Software listed in Schedule 1.02 as such Software platform may be adjusted from time to time through the addition or replacement of Software in accordance with the provisions of this Service Agreement.

    "ALTAIR Software" shall mean (i) the Programs listed in Section 1 of Schedule 1.02, and (ii) any other Program owned, licensed or developed by or on behalf of ALTEC that is used by ALTEC in the performance of the Services except that, with respect to any Works, ALTAIR Software shall only include those Works which ALTEC owns under Article XVIII.

    "ALTEC Project Manager" shall have the meaning specified in Section 4.02.

    "ALTEC Relationship Manager" shall have the meaning specified in Section 4.02.

    "Assumed Services" shall mean (i) the data processing, data telecommunications and other information technology services and functions being performed for the Customers by the Previous Provider during the general period prior to the Effective Date at the scope, level and frequency such services were being so performed for the Customers by the Previous Provider.

    "BSPR" shall mean Banco Santander Puerto Rico, a Commonwealth of Puerto Rico financial institution having a place of business in San Juan, Puerto Rico.

    "Change Control Procedures" shall have the meaning specified in Section 8.02.

    "Customer" shall mean, during the Service Term of each Service Agreement, the entity (other than ALTEC) that is a party to this Service Agreement or any other agreement with ALTEC. As of the Effective Date, the Customers are BSPR, SIBPR and SCHOB.

    "Customer Representative" shall have the meaning specified in Section 4.02.

    "Customer Resources" shall mean, collectively, the Customer Hardware, the Customer Software, and the Third Party Contracts.

    "Customer Software" shall mean any Program or part of a Program (i) listed on Schedule 1.02, (ii) which a Customer develops (other than pursuant to this Service Agreement or the applicable Service Agreement) or acquires from a third party, or (iii) which is a Work owned by the Customers under Article XIV.

    "Data Centers" shall mean the space being used by ALTEC from time to time during the Service Terms in connection with ALTEC´s performance of the Services.

    "Effective Date" shall mean May 23rd, 2003.

    "Losses" shall mean losses, liabilities, damages and claims (including taxes), and related costs and expenses (including reasonable attorneys' fees and costs of investigation, litigation, settlement, judgment, interest and penalties).

    "Management Manual" shall have the meaning specified in Section 8.01.

    "Migration Date" shall be May 24th, 2003.

    "Minimum Performance Standards" shall have the meaning specified in Section 10.02.

    "Performance Standards" shall have the meaning specified in Section 10.01.

    "Previous Provider" shall mean Electronic Data Systems, Inc.

    "Program" shall mean a computer program or set of interrelated computer programs, as applicable, with supporting documentation (including, but not limited to, input and output formats, program listings, narrative descriptions and operating instructions), including the tangible media upon which such program is or programs are recorded and any enhancements, modifications or updates thereto.

    "Required Consents" shall mean any third party consents required to permit the assignment, license or transfer to ALTEC of the right to use any of the Customer Resources in accordance with the terms of this Service Agreement.

    "SCH" shall mean Santander Central Hispano, S.A., a Spanish partnership having a place of business at Santander, Spain.

    "Service Term" shall have the meaning specified in Section 3.01 with respect to this Service Agreement.

    "Services" shall mean, from time to time, the Assumed Services, as such Assumed Services evolve, grow and are modified as contemplated by this Service Agreement, and the additional services being performed by ALTEC pursuant to this Service Agreement, including, without limitation, any additional services.

    "SCHOB" shall mean Santander Central Hispano Overseas Bank, Inc., a Commonwealth of Puerto Rico international banking entity having a place of business in San Juan, Puerto Rico.

    "SIBPR" shall mean Santander International Bank of Puerto Rico, Inc., a Commonwealth of Puerto Rico international banking entity having a place of business in San Juan, Puerto Rico.

    "Software" shall mean, collectively, the Customer Software and the ALTAIR Software.

    "Stated Expiration Date" shall mean the date three (3) years following the Effective Date.

    "Third Party Contracts" shall mean the agreements listed in Schedule 1.02.

    "Transition Date" shall have the meaning specified in Section 19.06.

Other terms used in this Service Agreement are defined in the context in which they are used, and shall have the meanings there indicated. Technical and business terms not defined in this Service Agreement shall have the meanings commonly accepted in the information processing and financial services industries, as applicable.

Section 1.03 References. All references to Schedules made in this Service Agreement shall be to the Schedules attached to, and made a part of, this Service Agreement, unless expressly provided otherwise herein.

Section 1.04 New Customers. If, during any Service Term, the Customer Representative requests ALTEC to commence providing the Services as contemplated pursuant to this Service Agreement on behalf of any entity which is controlled directly or indirectly by SCH, ALTEC and such entity will negotiate reasonably and in good faith to finalize an agreement between ALTEC and such entity pursuant to which ALTEC will provide the Services to such entity. Unless otherwise mutually agreed by ALTEC and the new Customer at that time and to the extent that ALTEC can provide the Services to such entity using the resources then dedicated to the performance of the Services for the other Customers with any additional resources being reflected in a commensurate increase in the business and resource units then being used under this Service Agreement.

In addition, ALTEC will be entitled to charge such entity for, and be reimbursed by such entity for, any resources provided and expenses incurred by ALTEC in connection with the conversion of such entity to the Services in the manner provided in the applicable Service Agreement. Any Customer shall also have the right to provide Services utilizing the ALTAIR Platform to another entity controlled directly or indirectly by SCH which can reasonably be supported by the ALTAIR Platform. In such event, the Customer and ALTEC will negotiate reasonably and in good faith the one-time charges, if any, which may be required to prepare such entity to receive the Services.

Section 1.05 Requirements Obligations. During each Service Term, each Customer will obtain from ALTEC that Customer's requirements for the Services; provided, however, that such requirement shall not apply to (i) any programming services, or (ii) any additional services. If, during any Service Term, there occurs a material change in the technology used, or which can be used, to perform the Services and, as a result of such change in technology, certain functions then comprising the Services can be better performed by the applicable Customer's employees as part of their regular banking activities than being performed by those employees on behalf of that Customer, then that Customer may assume those functions notwithstanding the provisions of this Section 1.05 to the contrary. If, during any Service Term, any Customer desires to obtain from a third party any service that is different from and in addition to the Services than being performed for that Customer by ALTEC, the Customer may obtain that service from any third party. In the event the Customer elects to receive a service that is different from or in addition to the Services being offered by ALTEC, Customer shall be responsible for the services provided by that third party. Notwithstanding the aforementioned sentence, in the event that ALTEC approves the installation or processing of any third party software, ALTEC shall be responsible for the processing and/or software.

ARTICLE II

SERVICES

Section 2.01 Services to be Provided. In addition to the Services to be provided by ALTEC pursuant to any other provision of this Service Agreement and except as otherwise provided in Schedule 2.01, ALTEC will provide to the Customers any additional services reasonably required by any Customer in connection with the Assumed Services or otherwise as may be reasonably requested from time to time by the Customer Representative. Any additional services to be provided by ALTEC upon request from Customer shall be submitted in a proposal that shall include the fees for such services. The parties shall amend Schedule 2.01 to include the services accepted by Customer upon the submission and acceptance of a proposal.

Section 2.02 Error Corrections. ALTEC shall have primary responsibility for detecting, notifying the Customer Representative of, and correcting any errors in processing the Customers' data. ALTEC´s responsibilities in this respect shall include quality control, review of reports. The Customers will review all reports prepared by ALTEC and delivered to the Customers, and, within thirty (30) days after discovery of any error, the Customer Representative will notify ALTEC of any erroneous processing detected. In the event of an error in the processing of the Customers' data, ALTEC will promptly correct such error unless the Customer Representative directs ALTEC otherwise upon being notified of such an error. Such error correction shall be without charge to the Customers.

Section 2.03 Reliance Upon Instructions. Following the Effective Date, the Customer Representative will establish and provide to the ALTEC Relationship Manager a set of guidelines that will describe the general procedures by which the Customers and their employees will communicate management decisions, requests for Services, and other information to ALTEC. Subject to these guidelines, ALTEC will be entitled to rely upon any instructions or information provided to ALTEC by the Customer Representative or any other person that has authority according to the guidelines to provide such instructions or information on behalf of any Customer, and ALTEC will incur no liability in so relying.

Section 2.04 Customer Responsibilities. In addition to the responsibilities to be performed by the Customers pursuant to any other provision of this Service Agreement, each Customer will retain responsibility for the functions and activities described in Schedule 2.01 as being the responsibility of such Customer.

ARTICLE III

TERM

Section 3.01 Term. The term of the Service Agreement (the "Service Term") will commence on the Effective Date and will end on the later of the Stated Expiration Date or the Transition Date, unless terminated earlier in accordance with the provisions of this Service Agreement, or renewed pursuant to Section 3.02.

Section 3.02. Renewal. At least six (6) months prior to the Stated Expiration Date, ALTEC shall submit to the Customer Representative a written proposal for renewal of this Service Agreement. The Customer Representative will respond to such proposal within three (3) months following its receipt, informing ALTEC in writing whether or not the Customers desire to renew this Service Agreement. If each Customer desires to renew the Service Agreement, but the parties are unable to agree upon renewal terms and conditions as of three (3) months prior to the Stated Expiration Date, then the Customers shall have the option, by giving written notice at least thirty (30) days prior to the Stated Expiration Date, of extending the Service Terms to this Service Agreement on the then current terms and conditions stated herein for a period of six (6) additional months beyond the Stated Expiration Date.

ARTICLE IV

PERSONNEL RESOURCES

Section 4.01. Qualifications of ALTEC Personnel. ALTEC agrees that the personnel it assigns after the Effective Date to perform Services pursuant to this Service Agreement will be properly educated, trained, proficient in English and qualified for the services they are to perform.

Section 4.02 ALTEC and Customer Representatives.

(a) In accordance with the provisions of Section 4.02, ALTEC will designate an individual (the "ALTEC Relationship Manager") who will (i) be assigned to the Customers' account, (ii) oversee and manage the performance of ALTEC´s obligations under this Service Agreement, and (iii) serve as ALTEC´s primary point of contact with the Customer Representative. ALTEC may change the ALTEC Relationship Manager upon a thirty (30) day prior written notice to Customer.

(b) The Customers will designate a single individual for all of the Customers (the "Customer Representative") who will (i) have authority to act for and on behalf of all of the Customers, (ii) oversee and manage the performance of the Customers' obligations under this Service Agreement, and (iii) serve as the primary point of contact with ALTEC for all the Customers. The Customers may change the individual designated to be the Customer Representative upon written notice to ALTEC. ALTEC will be entitled to rely upon any instructions or information provided to ALTEC by the Customer Representative with respect to all matters relating to each Customer to the same extent as if provided directly to ALTEC by that Customer.

ARTICLE V

CUSTOMER RESOURCES

Section 5.01. Transfer of Resources to ALTEC.

(a) Customer Software.

(1) Customer Software Operated By ALTEC as of the Effective Date. The Customers will make available to ALTEC, at no charge to ALTEC, the Customer Software listed in Section 1 of Schedule 1.02 (the "Section 1 Customer Software") for ALTEC to use on behalf of the Customers in connection with the performance of the Services, commencing on the Effective Date and continuing thereafter during all periods of each Service Term during which the Section 1 Customer Software is required by ALTEC for such purpose, subject to obtaining any Required Consents from third parties. Subject to the provisions of Section 5.01(c), Customers will be responsible for obtaining any such Required Consents. At all times during the Service Terms and thereafter, the Customers will retain financial responsibility for all costs and other charges (other than charges payable to ALTEC) relating to the Section 1 Customer Software, including without limitation all amounts payable in connection with the procurement (whether by purchase, lease or license) and, except as otherwise specified on Schedule 1.02, maintenance of the Section 1 Customer Software.

(2) Customer Software Operated by ALTEC. The Customers will make available to ALTEC at no charge to ALTEC, the Customer Software listed in Section 2 of Schedule 1.02 (the "Section 2 Customer Software") for ALTEC to use on behalf of the Customers in connection with the performance of the Services during all periods of each Service Term during which the Section 2 Customer Software is required by ALTEC for such purpose, subject to obtaining any Required Consents from third parties. Subject to the provisions of Section 5.01(c), Customers will be responsible for obtaining any such Required Consents. Prior to the Effective Date, the Customers or its agents will retain exclusive operational and management responsibility for the Section 2 Customer Software; provided, however, that ALTEC will cooperate with the Customers, as reasonably requested by the Customer Representative from time to time, in the Customers' operation and management of the Section 2 Customer Software. At all times during the Service Terms and thereafter, the Customers will retain financial responsibility for all costs and other charges (other than charges payable to ALTEC) relating to the Section 2 Customer Software, including without limitation all amounts payable in connection with the procurement (whether by purchase, lease or license) and maintenance of the Section 2 Customer Software.

(3) Customer Software Retained by the Customers. At all times during the Service Terms and thereafter, the Customers will retain (i) exclusive operational and management responsibility for the Customer Software listed in Section 2 of Schedule __ (the "Section 3 Customer Software"); provided, however, that ALTEC will cooperate with the Customers, as reasonably requested by the Customer Representative from time to time, in the Customers' operation and management of the Section 3 Customer Software; and (ii) financial responsibility for all costs and other charges relating to the Section 3 Customer Software, including without limitation all amounts payable to third parties in connection with the procurement (whether by purchase, lease or license) and maintenance of the Section 3 Customer Software.

(b) Third Party Contracts. The Customers will make available to ALTEC, at no charge to ALTEC except as provided below, the third party services being provided to the Customers pursuant to the Third Party Contracts for use by ALTEC in connection with the performance of the Services during all periods of each Service Term during which such third party services are required by ALTEC for such purpose, subject to obtaining any Required Consents. Subject to the provisions of Section 5.01(c), Customer will be responsible for obtaining any such Required Consents.

(c) Required Consents. ALTEC and the Customers shall cooperate in seeking all Required Consents necessary to enable ALTEC to use the Customer Resources to be used by ALTEC in connection with the performance of the Services as of the date ALTEC is to commence using each such resource. If any Required Consent that is required to be obtained with respect to ALTEC´s use of any Customer Resource is not obtained, unless and until such Required Consent is obtained, the right to use such Customer Resource shall not be deemed to be transferred to ALTEC, and the parties shall cooperate with each other in achieving a reasonable alternative arrangement for transferring to ALTEC, effective as of the appropriate date, the right to use the affected Customer Resource or to obtain an alternative resource the use of which is reasonably comparable to the affected Customer Resource. The party responsible for obtaining each Required Consent will bear all commercially reasonable costs of obtaining that Required Consent or of obtaining reasonably comparable alternative resources. ALTEC shall be excused from performing the Services to the extent that its performance is adversely affected by the parties' inability to obtain any Required Consent for any Customer Resource on a commercially reasonable basis or to achieve a reasonable alternative arrangement with respect to the affected Customer Resource. In the event of such excused performance, ALTEC and the Customer shall negotiate an equitable adjustment in the charges paid by the Customer hereunder.

Section 5.02. Management of Customer Resources. During the periods of the Services Terms, if any, that ALTEC has use of any Customer Resource and continuing thereafter during all periods of each Service Term during which such Customer Resource is required by ALTEC in connection with the performance of the Services, ALTEC will have management responsibility for that Customer Resource and the Customers appoint ALTEC as the Customers' sole agent for all matters pertaining to that Customer Resource and agree to notify all appropriate third parties of such appointment upon its effectiveness if requested by ALTEC to do so. With respect to each Customer Resource, the party having financial responsibility for that Customer Resource as provided in Section 5.01 will make all required payments in a timely manner, or reimburse the other party or parties, as applicable, in a timely manner for payments made by the other party or parties to the lessors, vendors and suppliers of that Customer Resource attributable to periods during which that party has financial responsibility for that Customer Resource under Section 5.01. The parties agree that the risk of loss for each Customer Resource shall be borne by ALTEC or the applicable Customer according to which has an insurable interest from time to time, provided that each party will bear the risk of loss for any Customer Resources to the extent a loss is attributable to that party.

ALTEC agrees that its management and use of the Customer Resources will be in a manner that complies with the terms of the applicable agreements with third party vendors governing the Customer Resources. If ALTEC so requests from time to time, the applicable Customer will, to the extent permitted by the third party agreement pursuant to which the applicable Customer Resource is being provided, assign to ALTEC that third party agreement; provided, however, that ALTEC will pay, or reimburse that Customer for, all transfer fees incurred by that Customer as a result of any such assignment.

ARTICLE VI

DATA PROCESSING PREMISES AND SECURITY

Section 6.01. Data Centers. ALTEC shall designate such space in one or more facilities outside of the Commonwealth of Puerto Rico as ALTEC may reasonably require for the performance of the Services to be performed remotely by ALTEC, which space will constitute the Data Center. ALTEC shall perform the Services designated from time to time by ALTEC to be performed remotely at the Data Center. ALTEC may elect to relocate the Data Center to alternative space from time to time; provided, however, that ALTEC shall (i) notify the Customers and the Customer Representative shall have the right verify the compliance of such new Data Center with a laws and regulations that affect a Customer in advance; (ii) bear all costs and expenses incurred in connection with each such relocation of the Data Center; and (iii) that each such relocation will be planned and implemented in a manner that will avoid, to the extent reasonably feasible under the circumstances, disruptions in the Customers' business operations. In the event that ALTEC selects a new Data Center that it not in compliance with Customers´ laws and regulations, Customer shall have the right to terminate this Agreement and ALTEC shall bear all transition costs for the Customers. At all times during the Service Terms and thereafter, ALTEC will retain financial responsibility for all costs and other charges relating to the Data Center, including without limitation all amounts payable to third parties in connection with the lease, operation and maintenance of the Data Center.

SECTION VII

SOFTWARE

Section 7.01. Software Made Available by ALTEC. Commencing of the Effective Date and continuing thereafter throughout the Service Term, ALTEC will operate on behalf of the Customers the Software Programs of the ALTAIR Platform.

Section 7.02 ALTEC´s Use of Customer Software. ALTEC will use the Customer Software that ALTEC operates on behalf of the Customers pursuant to this Service Agreement during the Service Terms exclusively to provide Services to the Customers. Additional use of any such Customer Software by ALTEC shall require the written consent of the Customer Representative, which consent may be withheld for any reason.

Section 7.03. Software Support. Except as otherwise provided in this Service Agreement, (i) ALTEC will have responsibility, including financial, for providing support and maintenance for the Software operated by ALTEC in connection with the performance of the Services during the periods of the Service Terms during which ALTEC has operational responsibility for that Software pursuant to this Service Agreement (such Software during such periods being referred to as the "ALTEC Maintained Software"), and (ii) the Customers will have responsibility, including financial, for the Software operated by the Customers during the periods of the Service Terms during which the Customers have operational responsibility for that Software pursuant to this Service Agreement (such Software during such periods being referred to as the "Customer Maintained Software").

(a) Software Support and Maintenance. During the Service Terms, ALTEC will maintain the ALTEC Maintained Software in accordance with the applicable documentation and specifications and in a manner required to ensure that the Services are provided in accordance with the Performance Standards without regard to the level of resources required to do so, and any additional resources required therefor will not be deemed additional services. The Customers shall have sole responsibility, including financial, for providing the support and maintenance of the Customer Maintained Software.

(b) Withdrawal of Support and Maintenance Services. ALTEC will not withdraw support or maintenance (including regulatory modifications as required under this Service Agreement) Services for any of the ALTEC Maintained Software during the period that such ALTEC Maintained Software is being operated by ALTEC on behalf of the Customers without the prior written consent of the Customer Representative.

Section 7.04. Regulatory Compliance. During the applicable periods of the Service Terms, ALTEC shall have the regulatory compliance responsibilities described below with respect to the data processing and security standards so that the ALTEC will comply with the (i) mandatory data processing output requirements specified by United States governmental or regulatory authorities applicable to the Customers (including, as applicable, the Internal Revenue Service, FDIC, Office of the Comptroller of the Currency and the Federal Reserve Bank,), (ii) mandatory data processing output requirements imposed by the Clearing House Interbank Payment System ("CHIPS"), the Society for Worldwide Interbank Financial Telecommunications ("SWIFT"), the American National Standards Institute ("ANSI"), the Bank Administration Institute ("BAI"), the New York Automated Clearing House ("NYACH"), and the National Association of Clearing House Associations ("NACHA") and any successors of such organizations, for so long as the applicable Customer is a member of each such organization, and (iii) requirements resulting from Financial Accounting Standards Board ("FASB") directives or other accounting standards applicable to a Customer. ALTEC shall notify the Customer Representative of any such requirement of which ALTEC becomes aware and shall consult with the Customer Representative and modify its systems as required to comply with each such requirement, unless otherwise directed by the Customer Representative with respect to any modifications. Customer shall inform ALTEC of any changes in Puerto Rico governmental and regulatory compliance applicable to the Customer (including, but not limited to Department of the Treasury of Puerto Rico, Commissioner of Financial Institutions of Puerto Rico, and Commissioner of Insurance of Puerto Rico). Customer shall notify the ALTEC of any such requirement of which Customer becomes aware and ALTEC shall modify its systems within a period of fifteen (15) days upon notification by Customer of any changes in Puerto Rico governmental and regulatory compliance.

If ALTEC has a conflict as to the interpretation of any United States, Puerto Rico, local or other regulatory requirement or a requirement imposed by a financial organization or accounting standards, the parties shall discuss and resolve their differences in good faith; provided, however, that ALTEC accepts that any final determination with regards to any interpretation of any regulatory requirement applicable to any Customer will have to be determined by Customer´s counsel of the Commonwealth of Puerto Rico or the United States of America, as applicable.

SECTION VIII

MANAGEMENT AND CONTROL

Section 8.01 Management Manual. Within thirty (30) days of the Migration Date, ALTEC shall deliver to the Customer Representative portions of a management manual (collectively, the "Management Manual") applicable to Services ALTEC commenced performing as of each such date. The Management Manual will describe the manner in which ALTEC and the Customers interact on an ongoing basis. ALTEC shall perform all Services in accordance with the Management Manual, except that this Service Agreement shall govern in the event of any conflict between the Management Manual and this Service Agreement. The Management Manual shall be prepared at a level of detail suitable for use by an officer of a Customer to gain a general understanding of the Services. ALTEC shall periodically update the Management Manual to reflect any material changes in the operations or procedures described in the Management Manual and submit the updated version to the Customer Representative. Where appropriate, ALTEC will consider in good faith any changes in the Management Manual proposed by the Customer Representative. The Management Manual shall be and remain the property of ALTEC, and shall be provided to the Customer Representative solely for the internal use of the Customers. ALTEC consents to the reproduction of the Management Manual by the Customers solely for the benefit of the Customers in accordance with this Service Agreement.

Section 8.02 Change Control Procedures. Within thirty (30) days of the Effective Date, ALTEC shall prepare and deliver to the Customer Representative a set of procedures (the "Change Control Procedures") that ALTEC will follow when scheduling and implementing any material change in the Services to be provided to the Customers. The Change Control Procedures will be designed to avoid, to the extent reasonably feasible under the circumstances, disruptions to the affected Customers' business operations.

Section 8.03 Reporting. Within a reasonable period of time after the Effective Date, the parties will mutually determine an appropriate set of periodic reports to be provided by ALTEC to the Customer Representative. Such reports will include, to the extent applicable to a given period during the Service Term and unless otherwise mutually agreed at such time, (i) a monthly performance report based on the Performance Standards, (ii) a monthly processing volumes report based on the processing volumes, (iii) a monthly resource utilization report based on the resources separately chargeable to the Customers, and (iv) such other reports as the ALTEC Relationship Manager and the Customer Representative mutually agree upon. ALTEC will also provide to the Customer Representative such additional back–up documentation relating to any material included in any such report as the Customer Representative may reasonably request from time to time.

Section 8.04 Meetings. In addition to the various meetings among the parties' representatives required by other provisions of this Service Agreement, appropriate representatives of ALTEC and the Customers will meet as often as either party reasonably requests with respect to any matters relating to this Service Agreement or the parties' respective obligations hereunder. Such meetings may include regular meetings scheduled on such periodic basis as may be mutually determined by the parties and ad hoc or special meetings as requested or required by either party from time to time. Either party may circulate an agenda for each such meeting in advance and may keep minutes of each such meeting on its own behalf or for distribution to the attendees.

Section 8.05 Efficient Performance and Technoloqical Advancements. (a) During the Service Terms and solely with respect to those Services chargeable to the Customers on a resource utilization basis, ALTEC will use commercially reasonable efforts to: (i) Make efficient use of those resources; (ii) Schedule the performance of noncritical functions so that established limits are not exceeded whenever possible; and (iii) Tune or optimize the systems used to perform those Services to minimize such resource utilization.

(b) ALTEC shall use commercially reasonable efforts, without an increase in charges to the Customers or as mutually agreed, to maintain a level of technology, including investing in and utilizing applicable advances in hardware, software and other technology, that ALTEC reasonably determines is appropriate for the performance of the Services in accordance with the Performance Standards and otherwise in an efficient and cost–effective manner. In connection therewith, ALTEC will duly consider any technological advances in the banking industry that would assist the Customers to remain competitive in the markets which they serve. The implementation of any such technological advances will be subject to the applicable portions of the Change Control Procedures.

ARTICLE IX

BACKUP, STORAGE, FILES AND PROGRAMS

Section 9.01 Files and Programs. During all periods that the Customers' data is in the possession or under the control of ALTEC, ALTEC agrees to provide and maintain backup files of each of the Customers' data and of all Software utilized to process each of the Customers' data in accordance with the higher of, with respect to any particular item, (i) the back–up procedures utilized by the Customers as of the Effective Date and (ii) applicable regulatory requirements. Notwithstanding anything in this Service Agreement to the contrary, ALTEC will maintain backup files to allow a complete recovery of all of each of the Customers' data which ALTEC has backed up under this Article IX in the event of a disaster at any facility constituting the Data Centers. ALTEC agrees to perform any additional backup services reasonably requested by the Customer Representative from time to time for additional charge.

Section 9.02 Storage. ALTEC agrees to provide at least the same level of off–site storage for backup data files and Software which ALTEC backs up or stores under this Article IX, as well as the same schedule of pick–up and delivery service to the off–site storage site, as the Customers provided for themselves during the general period prior to the Effective Date.

Section 9.03 Disaster Recovery. Disaster recovery arrangements are described in this Section 9.03 and Schedule 9.03.

(a) Disaster Recovery Services Provided by ALTEC. ALTEC shall provide disaster recovery services for the Data Centers, which shall be at least of the same level, scope, quality and responsiveness as those which were in effect as of the Effective Date and, following the Effective Date, as applicable, shall also comply with applicable regulatory requirements and the Customers' reasonable corporate requirements. During the Service Terms, ALTEC will increase its disaster recovery capability as necessary to accommodate the Customers' growth in business volumes requested by the Customers without additional charge.

(b) Disaster Recovery Testing. ALTEC will implement and test, on at least an annual basis, the disaster recovery plan for the Data Centers in effect as of the Effective Date, as updated and supplemented from time to time in accordance with this Section 9.03(b). ALTEC will update the plan annually and will provide the testing results to the Customer Representative for his or her review. ALTEC shall pay any charges for access to or use of a disaster recovery facility in connection with any testing by ALTEC of a disaster recovery plan. Notwithstanding the first sentence of this Section 9.03(b), ALTEC agrees to include a disaster recovery test as an integral part of any data center or systems change that may materially impact recovery processes, procedures or capabilities. With respect to any aspect of the Services for which the Customers do not have a formal disaster recovery plan in place as of the Effective Date, ALTEC´s obligation under this Section shall include developing a disaster recovery plan for the Data Centers for the period during the Service Terms following the Effective Date for such Services which reasonably meets the Customers' reasonable business and regulatory requirements.

(c) Use of Disaster Recovery Services. ALTEC shall be financially responsible for any charges for disaster recovery services incurred pursuant to this Service Agreement solely to the extent that the need to utilize such disaster recovery services arises from a force majeure event under Article XI. ALTEC shall be financially responsible for all other charges incurred for utilizing any disaster recovery services for or on behalf of the Customers.

ARTICLE X

PERFORMANCE STANDARDS

Section 10.01. Performance Standards. Except as otherwise provided in this Service Agreement or as otherwise mutually agreed, ALTEC will perform the Services at least at the same level, and with the same degree of accuracy, quality, completeness and responsiveness, as the Customers provided for themselves during the general period prior to the Effective Date (the "Performance Standards").

Section 10.02 Minimum Performance Standards. ALTEC recognizes that the damages to the Customers for ALTEC´s failure to meet any of the minimum performance standards specified in Schedule 2.01 (the "Minimum Performance Standards") are not susceptible of precise determination. Accordingly, in the event that ALTEC´s performance of the Services fails to meet any of the Minimum Performance Standards for reasons other than the actions of the Customers or events of force majeure as contemplated by Article XI, then, in addition to any nonmonetary remedies available to the Customers under this Service Agreement, at law or in equity, the Customers may recover as liquidated damages the applicable credits specified in Schedule 2.01. The Customers' recovery of liquidated damages against ALTEC shall in no other way limit the Customers' ability to enforce its rights under this Service Agreement, including each Customer's right to terminate this Service Agreement for ALTEC´s nonperformance. In the event that the Customers are entitled to credits under Schedule 2.01, ALTEC will promptly improve its performance sufficiently to eliminate the Customers' entitlement to such credits.

Section 10.03 Revision of Standards. The ALTEC Relationship Manager and the Customer Representative will meet periodically, but no less frequently than annually, to review the then–current Performance Standards and Minimum Performance Standards and make such mutually agreed adjustments thereto as may be reasonably required to reflect applicable changes in the Services (including any such changes made in accordance with this Service Agreement to reflect reasonable changes in the capabilities of the technology used to provide, monitor or measure the Services or to reflect reasonable changes in the nature of the business of the Customers) .The ALTEC Relationship Manager and the Customer Representative also shall conduct the review required by this Section 10.02 promptly following the end of the Effective Date and make any appropriate adjustments to the Performance Standards and Minimum Performance Standards. The Customers acknowledge that it would not be appropriate to make the Performance Standards or Minimum Performance Standards more stringent merely to reflect improved levels of performance achieved by ALTEC to the extent such improved levels are not otherwise required by this Service Agreement.

Section 10.04 Exclusions from Standards. Any degradation of performance resulting from Service or resource reductions requested or approved by the Customer Representative, or by a representative of a Customer who is authorized under the guidelines provided to ALTEC pursuant to Section 2.03 to make such a request or grant such an approval, will not constitute a failure by ALTEC to meet any applicable Performance Standards or Minimum Performance Standards, provided that, if a change in the Services is proposed by ALTEC, the Customer Representative's approval to such change may be contingent on there being no adverse impact on ALTEC´s performance of the Services occurring other than as explicitly identified by ALTEC prior to the Customer Representative's approval.

ARTICLE XI

FORCE MAJEURE

Section 11.01 Force Majeure. Notwithstanding any other provision of this Service Agreement, neither party shall be liable for any failure to perform, inability to perform or delay in performance hereunder if such failure, inability or delay is due to acts of God or other cause that is beyond its reasonable control (except for labor strikes); provided, however, that (i) the non–performing party promptly notifies the other party of such failure, inability or delay, (ii) such failure, inability or delay or could not have been prevented through the use of reasonable precautions, and (iii) such failure, inability or delay cannot reasonably be circumvented by the nonperforming party through the use of alternate sources, work–around plans or other means. For as long as such circumstances prevail, the party whose performance is prevented, delayed or hindered shall continue to use all commercially reasonable efforts to recommence performance without delay. If any of the above–described circumstances prevents, hinders or delays performance of the Services necessary for the performance of a Customer's critical functions, and ALTEC, with the cooperation and assistance of that Customer, is unable, within five (5) consecutive calendar days, to resume performance of such Services or arrange for that Customer to obtain alternative performance of such Services (with ALTEC to bear the cost thereof either directly or by crediting that Customer's direct cost therefor against amounts otherwise payable to ALTEC hereunder) , then, at any time thereafter and until such time as ALTEC is able to resume or so arrange for alternative performance of such Services, that Customer may terminate this Service Agreement without charge, but only if its failure to do so reasonably prevents that Customer from obtaining alternative performance of such Services on terms materially more favorable than are otherwise then available to that Customer.

ARTICLE XII

TERMINATION

Section 12.01 Termination for Cause. In the event that ALTEC, on the one hand, or a Customer, on the other hand, materially or repeatedly defaults three (3) consecutive times or five (5) during the term of this Agreement in the performance of any of its duties or obligations under this Service Agreement to which it is a party (except for a default in payments to ALTEC) and does not cure such default within ten (10) days after being given written notice specifying the default, or, with respect to those defaults which cannot reasonably be cured within ten (10) days, if the defaulting party fails to proceed promptly after being given such notice to commence curing the default and thereafter to proceed with all due diligence to cure the same, then the party not in default may, by giving written notice thereof to the defaulting party, terminate this Service Agreement under which the default as of a date specified in such notice of termination. The defaulting party will be deemed to have cured a particular material default if the cause of that default has been remedied so that the defaulting party is able to continue providing to the other party, in all material respects, the services and obligations required to be provided or performed by the defaulting party hereunder. With respect to a repeated default, a purported cure will be deemed effective only if the pattern of repetition has not reoccurred within a reasonable period of time after the cure has been purportedly effected.

Section 12.02 Termination for Nonpayment. ALTEC may not terminate this Master Agreement for a Customer's failure to pay to ALTEC any amount that is reasonably disputed by a Customer in good faith so long as: (i) the Customer notifies ALTEC promptly after the receipt of the notice specified above of any disputed amount being withheld from ALTEC and specifies the reasons why that amount is disputed; and (ii) the aggregate amount being so withheld at any one time by the Customer does not exceed an amount equal to the amount paid by the Customer in the three (3) months prior to the most recent withholding.

Section 12.03 Termination Upon Sale. In the event that a Customer is Sold (as defined below), that Customer may terminate this Service Agreement at least six (6) months prior written notice designating the effective date of the termination. For the purposes of this Section 12.03, "Sold" shall mean the sale in one or more related transactions of (i) all or substantially all of the assets of a Customer to an unaffiliated entity, or (ii) direct or indirect ownership of over fifty percent (50%) of the capital stock (or other ownership interest, if not a corporation) ordinarily having voting rights of a Customer to an unaffiliated entity. Accordingly, a merger or consolidation of two entities which are both owned or controlled, directly or indirectly, by SCH shall not result in either entity being deemed to have been Sold.

Section 12.04 Termination for Convenience. (a) Each Customer may terminate this Service Agreement for convenience and without cause effective as of any date on or after the first anniversary of the Effective Date by providing ALTEC at least ninety (90) days prior written notice designating the effective date of the termination (the "Termination for Convenience Date").

(b) ALTEC may terminate this Service Agreement for convenience and without cause effective as of any date on or after the second anniversary of the Effective Date by providing each Customer at least one hundred and eighty (180) days prior written notice designating the effective date of the termination (the "Termination for Convenience Date"). Upon a notice of termination for convenience by ALTEC a termination for convenience fee shall be negotiated by the Customer Representative and the ALTEC Project Manager. If the negotiations for a termination for convenience fee conducted pursuant to this Section does not lead to an agreement of the parties, then either party may notify the other in writing that he/she desires to elevate the dispute or claim for the termination for convenience fee to the President of ALTEC and the Chief Information Officer of Customer for resolution. Upon receipt by the other party of such written notice, the claim for the termination for convenience fee shall be so elevated and the President of ALTEC and the Chief Information Officer of Client shall negotiate in good faith and each use its reasonable best efforts to resolve such dispute or claim for the termination for convenience fee. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. Upon agreement, the representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in subsequent proceedings between the parties.

(c) Upon a notice of termination for convenience by a the Customers, Customers shall pay a termination for convenience fee that shall amount to the FIFTY FIVE THOUSAND FIVE HUNDRED AND FIFTY SIX ($55,556.00) DOLLARS times the number of months remaining under this Service Agreement times the monthly fee paid by each Customer under this Service Agreement, minus the amount that equals the number of months remaining in this Service Agreement times sixty thousand ($60,000.00) dollars.

Section 12.05. Savings Clause. Any failure of any of the parties to perform any of its obligations under this Service Agreement (other than its payment obligations) shall not constitute grounds for termination. Notwithstanding the aforementioned statement the continued defaults for three (3) consecutive times or five (5) during the term of this Agreement in the performance of any of the duties or obligations under this Service Agreement to which the party must respond and does not cure such default within ten (10) days after being given written notice specifying the default, or, with respect to those defaults which cannot reasonably be cured within ten (10) days, if the defaulting party fails to proceed promptly after being given such notice to commence curing the default and thereafter to proceed with all due diligence to cure the same, then the party not in default may, by giving written notice thereof to the defaulting party, terminate this Service Agreement. In the event the Customer has to terminate this Agreement, ALTEC has to provide Customer, at its cost, with termination assistance as set forth in Section 19.06.

ARTICLE XIII

CONFIDENTIALITY

Section 13.01 Confidentiality of Customers' Data. All information or data of a confidential or proprietary nature concerning the Customers, their business or customers made available to ALTEC pursuant to this Service Agreement or which is otherwise available to ALTEC, whether made available before or after the Effective Date, and whether in oral or written form, stored on media or electronically transmitted (collectively, the "Customers' Confidential Information") shall be held in strict confidence by ALTEC. Each Customer's Confidential Information shall be used only as permitted under this Service Agreement and shall not be used for the benefit of ALTEC or any third party, and shall not be disclosed to any third party, including ALTEC´s employees without a need to know such information in order to perform the Services under this Service Agreement, except for ALTEC´s auditors. ALTEC shall be fully liable for the acts of its employees and representatives to whom it discloses the Customers' Confidential Information. All of each Customer's data and information shall be available for examination by such Customer or its designees at any time during regular business hours without notice. ALTEC shall not take any action which would create any lien or encumbrance on any of the Customers' data. If ALTEC receives any legal process requiring it to produce data of any of the Customers or of any of their customers and it is lawful to do so, ALTEC shall notify the Customer Representative promptly and deliver copies of such orders to the Customer Representative immediately upon their receipt and prior to compliance with such process.

Section 13.02 Exceptions. Notwithstanding anything set forth in this Article XIII, neither party shall be liable with respect to the disclosure or use of any information (i) which is or becomes part of the public domain through no fault of the receiving party, (ii) which the receiving party can demonstrate was already in its possession at the time of disclosure to it, (iii) which is received from a third party with a legal right to disclose such information, (iv) which is independently developed by the receiving party, or (v) which is required to be disclosed by operation of law provided that ALTEC or the Customer Representative, as appropriate, promptly notifies the other of such disclosure if it is lawful to do so.

Section 13.03 Confidential Agreement. The terms of this Service Agreement are a confidential agreement between ALTEC and the applicable Customer. In no event may this Service Agreement be shown or otherwise disclosed, in whole or in part, to any third parties (other than the Customer Representative and the other Customers) by any Customer or ALTEC without the prior written consent of the other party, except as may be reasonably necessary in the ordinary course of business for legal, accounting or regulatory needs of a party, in which case such party shall exercise diligence in limiting such disclosure to the minimum necessary under the particular circumstances.

ARTICLE XIV

INTELLECTUAL PROPERTY RIGHTS

Section 14.01 Ownership of Works. The parties' respective rights in Works shall be as follows:

(a) Any Work, including the documentation relating to such Work, which is a modification, enhancement, upgrade, or improvement to any Program that is then currently an existing component of the Software shall be and remain the property of (i) ALTEC, if the Program is then currently an existing component of the ALTAIR Software, or (ii) the Customers, if the Program is then currently an existing component of the Customer Software.

(b) Any Work, including the documentation relating to such Work, which is not a modification, enhancement, upgrade, or improvement to any Program that is then currently an existing component of the ALTAIR Software or the Customer Software (including any Work which is a free standing or independent Program, or which is a modification, enhancement, upgrade, or improvement to a Program which is not part of the Software) shall be and remain the property of ALTEC.

(c) To the extent that any Work is, by operation of law, not deemed to be the property of the Owning Party (defined below), the other party or parties hereby irrevocably assigns, transfers and conveys to the Owning Party all of the other party's or parties' right, title and interest in and to such Work, including, but not limited to, all rights of patent, copyright, trade secret and other proprietary rights in such Work. Each such other party agrees to execute such other documents or take such actions as the Owning Party may reasonably request to perfect the Owning Party's ownership of any such Work. The party owning each Work pursuant to Section 14 or (b), whether ALTEC on the one hand, or the Customers individually on the other hand, shall be deemed the "Owning Party" with respect to each such Work for purposes of this Section 14.01(c).

Section 14.02 Ownership of Software. At all times during the Service Terms and thereafter, the ALTAIR Software shall be and remain the property of ALTEC (or its licensors) and the Customer Software shall be and remain the property of the Customers (or their licensors), and neither ALTEC nor the Customers shall obtain any right, title or interest in the Software of the other party except as otherwise expressly provided in this Service Agreement.

ARTICLE XV

INDEMNITIES

Section 15.01 Indemnity by ALTEC. ALTEC agrees to indemnify, defend and hold harmless each of the Customers, their affiliates, and their respective officers, directors, employees, agents, successors and assigns, in accordance with the procedures described in Section 15.03, from any and all Losses to the extent arising from or in connection with:

(a) Any third party claim made against a Customer for infringement or misappropriation of any patent, or a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights related to the software, systems or other resources or items provided to such Customer by ALTEC or its agents or subcontractors pursuant to this Service Agreement;

(b) Any and all amounts payable with respect to the Customer Resources which are attributable to periods, if any, during which ALTEC has financial responsibility for each such Customer Resource pursuant to this Service Agreement, including any and all amounts payable with respect to the Required Consents for which ALTEC has financial responsibility pursuant to this Service Agreement or any failure by ALTEC to obtain such Required Consents;

(c) Any duties or obligations to be performed by ALTEC pursuant to any agreements regarding the Customer Resources attributable to the period, if any, during which ALTEC has responsibility for each such Customer Resource pursuant to this Service Agreement;

(d) Any third party claim arising out of or based on ALTEC´s breach or alleged breach of its confidentiality obligations set forth in Section 13.01; and

(e) Any claim made against any of the Customers arising out of ALTEC´s employees, contractors, agents, or officers and any of its third party contractor´s employees, contractors, agents, or officers based on the performance of their duties under this Service Agreement.

Section 15.02 Indemnity by the Customers. The Customers agree to indemnify, defend and hold harmless ALTEC, its affiliates, and their respective officers, directors, employees, agents, successors and assigns, in accordance with the procedures described in Section 15.03, from any and all Losses to the extent arising from or in connection with:

(a) Any third party claim made against ALTEC for infringement or misappropriation of any patent, or a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights related to the software, systems or other resources or items provided to ALTEC by any Customer pursuant to this Service Agreement;

(b) Any and all amounts payable with respect to the Customer Resources which are attributable to periods during which the Customers have financial responsibility for each such Customer Resource pursuant to this Service Agreement, including any and all amounts payable with respect to the Required Consents for which the Customers have financial responsibility pursuant to this Service Agreement or any failure by the Customers to obtain such Required Consents;

(c) Any duties or obligations to be performed by a Customer pursuant to any agreements regarding the Customer Resources attributable to the period during which the Customers have responsibility for each such Customer Resource pursuant to this Service Agreement;

(d) Any claim made against ALTEC arising out of Customers´ employees based on the performance of their duties under this Service Agreement.

Section 15.03 Indemnification Procedures.

(a) Notice of Claim. Promptly after any entity or person entitled to indemnification under any provision of this Service Agreement (an "Indemnified Party") receives notice of the commencement (or threatened commencement) of any civil, criminal, administrative or investigative action or proceeding involving a claim for which the Indemnified Party will seek indemnification, the Indemnified Party shall notify the entity that is obligated to provide such indemnification (the "Indemnifying Party") of such claim in writing. No failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations under this Service Agreement, except to the extent that it can demonstrate damages attributable to such failure. Within thirty (30) days following receipt of written notice from the Indemnified Party relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the Indemnifying Party shall notify the Indemnified Party in writing if the Indemnifying Party elects to assume control of the defense and settlement of the claim (a "Notice of Election").

(b) Control by Indemnifying Party. If the Indemnifying Party delivers a Notice of Election relating to any claim within the thirty (30) day period specified in Section 15.03(a), the Indemnifying Party shall be entitled to have sole control over the defense and settlement of that claim, provided, however, that (i) the Indemnified Party may participate in the defense of such claim and employ counsel at its own expense to assist in the handling of that claim, and (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim if such settlement or cessation would cause injunctive or other relief to be imposed against the Indemnified Party. After the Indemnifying Party has delivered a Notice of Election, as required by Section 15.03(a), relating to any claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense of that claim. In addition, an Indemnifying Party shall not be required to indemnify any Indemnified Party for any amount paid or payable by such Indemnified Party in the settlement of any claim for which the Indemnifying Party has properly delivered a Notice of Election if such amount was agreed to without the written consent of the Indemnifying Party.

(c) Control by Indemnified Party. If the Indemnifying Party does not deliver a Notice of Election relating to any claim of which it is notified by the Indemnified Party as provided in Section 15.03(a), the Indemnified Party shall have the right to defend that claim in such manner as it may deem appropriate. If the Indemnified Party is, in fact, entitled to be indemnified by the Indemnifying Party, the Indemnifying Party shall promptly reimburse the Indemnified Party for all reasonable costs and expenses of such defense.

Section 15.04 Subrogation. In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to the provisions of this Service Agreement, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates.

ARTICLE XVI

PAYMENT AND INVOICING

Section 16.01 ALTEC Fees. It is the intent and agreement of the parties that (i) the Customers will not be obligated to pay ALTEC any amounts in addition to the charges set forth in this Section XVITHREE HUNDRED AND SIXTY THOUSAND ($360,000.00) DOLLARS per month for the entire term of this Agreement in order to receive all of the Services provided or to be provided by ALTEC under this Service Agreementhereunder, unless otherwise expressly provided in this Service Agreement, and (ii) ALTEC will not be obligated to provide any services in addition to the Services (including any additional services) in order to receive all of the payments payable or to be payable by the Customers under this Service Agreement, unless otherwise expressly provided in this Service Agreement. Notwithstanding the aforementioned, in the event that ALTEC will have to incur in additional expenses due to an emergency to provide the Services to Customers, Customers shall pay any reasonable necessary additional expenses due to the emergency upon presentment of a detailed invoice regarding the additional expenses. In the event that the Customers do not agree with the fees for the additional expenses, Customers shall notify ALTEC in writing that he/she desires to elevate the dispute or claim for the additional expenses to the President of ALTEC and the Chief Information Officer of Customer for resolution. Upon receipt by ALTEC of such written notice, the additional expenses shall be so elevated and the President of ALTEC and the Chief Information Officer of Client shall negotiate in good faith and each use its reasonable best efforts to resolve such dispute or claim for the termination for convenience fee. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. Upon agreement, the representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in subsequent proceedings between the parties.

Section 16.02 Payment of Charges. The fees set forth in Schedule 16.02Section 16.01 shall remain in effect throughout the Service Term and any extension thereof of this Service Agreement and any renewal thereof. Any changes to the fees described in Section 16.01Schedule 16.02 shall be negotiated by the Customer Representative and the ALTEC Project Manager. If the negotiations conducted pursuant to this Section do not lead to an agreement of the parties, then either party may notify the other in writing that he/she desires to elevate the dispute or claim to the President of ALTEC and the Chief Information Officer of Customer for resolution. Upon receipt by the other party of such written notice, the claim shall be so elevated and the President of ALTEC and the Chief Information Officer of Client shall negotiate in good faith and each use its reasonable best efforts to resolve such dispute or claim. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. Upon agreement, the representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in subsequent proceedings between the parties.

Section 16.03 Telecommunications. During the Service Terms, ALTEC shall have sole financial responsibility for all required telecommunications links between the Customers and the Data Center, including backup capability.

Section 16.04 Taxes.

(a) The fees paid by the Customers are inclusive of any applicable sales, use, personal property, excise, services or other taxes in existence as of the Effective Date on equipment, materials, supplies or services furnished or used by ALTEC in performing the Services.

(b) ALTEC will bear the sales taxes, if any, due on ALTEC´s for the Services provided.

(c) ALTEC will bear any new, or any increase in any existing tax assessed on the provision of any of the Services that is enacted after the Effective Date by the United States of America or any political subdivision thereof (other than the Commonwealth of Puerto Rico or any of its political subdivisions). Upon enactment of any new legislation that assesses any new taxes on the services contemplated herein, the parties shall discuss any increments on the fees that shall be paid to ALTEC as set forth in Section 16.02.

Section 16.05 Payment Procedure. The payment shall be deposited to the checking account identified in the invoice submitted and made to the order of ALTEC MEXICO. The effective payment date shall be the date stated in bank´s deposit receipt.

Section 16.06 Time of Payment. The fees for each month during the Service Terms will be due and payable to ALTEC within thirty (30) days following the date on which the respective invoice is received, provided that ALTEC shall not issue invoices for the fees for any month prior to the first day of that month. Any amount due under this Service Agreement for which a time for payment is not otherwise specified will be due and payable within thirty (30) days following invoice date. Any amount due under this Service Agreement that is not paid when due will thereafter bear interest at an annual rate of interest equal one and a half (1.5%) percent, but in no event to exceed the maximum rate of interest allowed by applicable law.

Section 16.07 Accountability. ALTEC shall provide the Customer Representative with such documentation and other information with respect to each set of invoices as is reasonably requested by the Customer Representative to verify that ALTEC´s charges to the Customers are accurate, correct and valid and are in accordance with the provisions of this Service Agreement.

Section 16.08 Proration. All periodic charges under this Service Agreement are to be computed on a calendar month basis, and will be prorated for any partial month.

Section 16.09 Verification of ALTEC´s Charges. ALTEC shall provide the Customer Representative or his or her designated representatives, upon reasonable prior notice to ALTEC, reasonable access to ALTEC´s records to the extent necessary to verify ALTEC´s charges to the Customers under this Service Agreement. The Customer Representative will provide the ALTEC Relationship Manager with a copy of the final report resulting from each such inquiry upon its completion. As soon as reasonably feasible thereafter, the parties will review the final report and work in good faith to agree upon any reimbursement of charges and any appropriate future adjustments to ALTEC´s charges and practices. If such inquiry demonstrates that ALTEC´s invoiced charges for any period, in the aggregate, exceeded the correct charges for that period by more than five percent (5%), ALTEC shall pay or reimburse the Customers for the reasonable costs of such inquiry.

Section 16.10 Invoicing Procedures. (a) Except as provided below with respect to charges specifically allocable to an individual Customer or special or one–time charges, ALTEC will compute the charges payable to ALTEC by the Customers pursuant to this Service Agreement on an aggregate basis for all Customers and then will allocate the aggregate charges so computed among the Customers. Charges specifically allocable to an individual Customer and special or one–time charges allocable among the Customers on a basis other than the then current allocation percentages will be invoiced to each applicable Customer according to the directions of the Customer Representative.

(b) The Customer Representative and the ALTEC Relationship Manager shall, from time to time (i) review the allocation percentages to confirm that the allocation percentage for each Customer equitably reflects that Customer's pro rata usage of the Services, and (ii) will make such adjustments to, the allocation percentage as the Customer Representative and the ALTEC Relationship Manager mutually agree is required to achieve that objective. The Customers each acknowledge and agree to be bound by the then current allocation percentages and to resolve any disputes with respect to the allocation percentages among themselves and with the Customer Representative. Each Customer will be fully responsible for its allocable portion of any aggregate charge or invoice as determined using its then current allocation percentage notwithstanding any dispute that Customer may have with respect to the then current allocation percentages.

SECTION XVII

AUDIT RIGHTS

Section 17.01. Audit Access. ALTEC will provide the Customers, their auditors, inspectors (including the Customers' internal audit staff) and such other representatives as the Customer Representative may from time to time designate in writing, and the Customers' regulators and designated agents and contractors of such regulators, with reasonable access to any facility from which ALTEC is then providing the Services, to ALTEC personnel, to the Customers' existing data and work product and to that being developed by ALTEC hereunder at such facilities, and to existing documentation reasonably related to such data and work product. Such access shall be for the purpose of performing audits and inspections of the Customers and their businesses, to verify the integrity of data owned by the Customers, and to examine the systems that support and process that data, including, without limitation, to the extent applicable to the Services, audits (i) of application and operating systems, (ii) of general controls and security practices and procedures, (iii) of disaster recovery and back–up procedures, (v) of the efficiency of ALTEC´s operations, or (iii) any other audit necessary to enable the Customers to meet applicable regulatory and corporate requirements. ALTEC will provide to such auditors, inspectors and regulators any assistance that they reasonably require, including installing and operating any necessary and appropriate audit software. ALTEC will notify the Customer Representative of any such access by an individual who is not a Customer employee and whose access was not requested or approved by ALTEC, the Customer Representative or a Customer.

Section 17.02 Customers Audits. If requested by Customer, the parties will meet to discuss the results of any audit and to prepare any changes which are required or recommended in order for each of the Customers to receive an unqualified opinion of its auditors. Subject to the provisions of this Service Agreement, ALTEC will make such changes without any additional charge to the Customers if the changes (i) relate to ALTEC´s failure to meet laws applicable to ALTEC´s performance of the Services (including regulations and mandatory regulatory interpretations) applicable as of the Effective Date, or (ii) ALTEC´s failure to perform the services in accordance with the terms of this Service Agreement (including the failure to meet the Performance Standards or the Minimum Performance Standards).

Section 17.03 Audits on Operation and Tests of Operating Effectiveness. ALTEC will provide the Customers, their auditors, inspectors (including the Customers' internal audit staff) and such other representatives as the Customer Representative may from time to time designate in writing, and the Customers' regulators and designated agents and contractors of such regulators, with a copy of ALTEC´s current Report on Controls Placed in Operation and Tests of Operating Effectiveness (i.e. SAS 70 Report). ALTECT shall provide future copies of the aforementioned SAS 70 Report, as requested by the Customers.

SECTION XVII

EFFECTIVE PLANNING AND COMMUNICATION; DISPUTE RESOLUTION

Section 18.01 Outsourcing Steering Committee. A joint Outsourcing Steering Committee will be established to facilitate planning and to encourage a periodic review of priorities and long–term objectives. The parties shall mutually agree on the composition of the Outsourcing Steering Committee. The Outsourcing Steering Committee shall meet regularly, but no less frequently than monthly during the Conversion Periods. Each party may maintain and distribute copies of minutes of meetings of the Outsourcing Steering Committee, as described in Section 8.04.

Section 18.02 Performance Review. The ALTEC Relationship Manager and the Customer Representative will meet as often as shall reasonably be requested by either party to review the performance of ALTEC under this Service Agreement. Written minutes of such meetings may be kept. Each party shall bear its own costs and expenses in connection with such review.

Section 18.03 Informal Resolution of Disputes. Any dispute between the parties either with respect to the interpretation of any provision of this Service Agreement or with respect to the performance by the Customers or ALTEC under this Service Agreement shall be resolved as set forth in this Section 18.03. Upon the written request of either the ALTEC Relationship Manager or the Customer Representative, the ALTEC Relationship Manager and the Customer Representative will each appoint a designated representative who does not devote substantially all of his or her time to performance under this Service Agreement whose task it will be to meet for the purpose of endeavoring to resolve such dispute. The designated representatives shall meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute. During the course of such negotiations, all reasonable requests made by one party to the other for "non–privileged information" will be honored. The specific format for such discussions will be left to the discretion of the designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

Section 18.04 Arbitration. Any dispute, controversy or claim which relates in any way to this Service Agreement and which is not resolved by the parties using the process set forth in Section 18.03 shall be determined and settled by arbitration in San Juan, Puerto Rico, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Any award rendered shall be final and conclusive upon the parties and any judgment thereon may be enforced in any court having jurisdiction over the parties or their assets. The arbitration conducted hereunder shall (i) allow for the parties to request reasonable discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed sixty (60) days prior to such arbitration, (ii) require the testimony to be transcribed, and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision.

Section 18.05 Immediate Injunctive Relief. ALTEC, on the one hand, and each of the Customers, on the other hand, agree that the only circumstance in which disputes between them will not be subject to the provisions of Sections 18.03 and 18.04 is where a party makes a good faith determination that a breach of the terms of this Service Agreement by the other party is such that the damages to such party resulting therefrom will be so immediate, so large or severe and so incapable of adequate redress after the fact that a temporary restraining order and/or other immediate injunctive relief is the only adequate remedy for such breach. If a party making such a determination files a pleading with a court seeking such immediate injunctive relief and this pleading is challenged by the other party and the challenging party succeeds in such challenge, the party filing such pleading seeking immediate injunctive relief shall pay all of the costs and reasonable attorneys' fees of the party successfully challenging such pleading.

Section 18.06 Costs and Attornevs' Fees. Notwithstanding any rule of the AAA to the contrary, the arbitrator rendering judgment upon disputes between the parties as provided in Section 18.04 shall have the power to award all costs and reasonable attorneys' fees between the parties subject to such disputes. In any litigation between the parties with respect to matters under or contemplated by this Service Agreement, if and to the extent such litigation does not concern a prayer for or challenge to immediate injunctive relief (which is covered in Section 18.05), the losing party shall pay all costs and attorneys' fees of such litigation accruing to the prevailing party.

Section 18.07 Continued Performance. Except where clearly prevented by the area in dispute, the parties to this Service Agreement agree to continue performing their respective obligations under this Service Agreement while the dispute is being resolved unless and until the Service Agreement is terminated in accordance with the provisions thereof.

SECTION IXX

GENERAL

Section 19.01 No Waiver of Default. Neither the failure of any party to exercise any right hereunder, nor the waiver of any default shall constitute a waiver of the rights granted herein with respect to any subsequent or other default. To be effective, a waiver must be in writing and signed by the party which is waiving its right(s).

Section 19.02 Entire Agreement: Amendments. This Service Agreement and the Schedules attached hereto (including the schedules attached thereto) contain the entire agreement of the parties and supersede all prior or contemporaneous communications between the parties, whether written or oral, with respect to the subject matter hereof or thereof. Modification or amendment of this Service Agreement or any part thereof may be made only by a written instrument executed by the parties, provided that any amendment to this Service Agreement which is signed by ALTEC and the Customer Representative will be binding on all of the then current Customers.

Section 19.03 Assignment. ALTEC may not assign, subcontract, or otherwise conveyor delegate its rights or duties hereunder to any third party (other than an affiliate of ALTEC) without the prior written consent of the Customer Representative. ALTEC may not delegate or subcontract any substantial portion of its duties or obligations under this Service Agreement without the prior written consent of the Customer Representative, and any attempt to do so in the absence of such consent shall be void. Customer agrees to provide ALTEC with a written communication approving or disapproving the aforementioned consent in a period of thirty (30) days upon notification by ALTEC. In the event the Customer does not provide ALTEC with a written communication upon the expiration of such thirty (30) day period, ALTEC may proceed with the assignment, subcontracting or delegation of its rights or duties hereunder. This Service Agreement shall apply to, inure to the benefit of, and be binding upon their respective successors in interest.

Section 19.04 Financial Statements. At least once annually, each party will obtain a financial audit and will provide the other party with the resulting financial statements.

Section 19.05 Relationship of the Parties. ALTEC, in furnishing the Services to each of the Customers hereunder, is acting only as an independent contractor. Under no circumstances shall Customer be deemed to be a substitute employer with regards to ALTEC´s employees. ALTEC has the sole right and obligation to supervise, manage, direct, or perform all work to be performed by ALTEC hereunder unless otherwise provided herein. ALTEC is not an agent of any Customer and has no authority to represent any Customer as to any matters, or to bind any Customer to any third parties, except as authorized in this Service Agreement. In the event that any Customer employee provides services to ALTEC in any of its facilities, Customers agree that the employee will be acting only as an independent contractor of ALTEC and under no circumstances shall ALTEC be deemed to be a substitute employer with regards to Customer´s employees. Customers have the sole right and obligation to supervise, manage, direct, or perform all work to be performed by the Customer´s employee hereunder unless otherwise provided herein. Customer is not an agent of ALTEC and has no authority to represent ALTEC as to any matters, or to bind ALTEC to any third parties, except as authorized in this Service Agreement.

Section 19.06 Transition Assistance Services. ALTEC agrees that it will provide the termination assistance for a period of at least one (1) year to each Customer (the "Affected Customer") commencing either upon notice of termination of the Affected Customer's Service Agreement, continuing thereafter until the Transition Date. Up to and including the Transition Date, ALTEC will provide to the Affected Customer or its designees any and all transition assistance reasonably requested by the Affected Customer to allow the Services to continue without interruption or adverse effect to the Affected Customer and to facilitate the orderly transfer of the Services to the Affected Customer or its designees.

Section 19.07 Delivery Upon Termination. Upon termination of the contract, is each party is obligated to deliver in a period no longer than ninety (90) days without requirement to do so, to the other party all materials, documents, registries, and information provided by the other party as well as those obtained by Customer due to the services provided under this contract (including but not limited to: copies and back–up).

Section 19.08 Notices. All notices, requests and demands, other than routine operational communications under this Service Agreement, shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, (ii) when transmitted by confirmed facsimile if a copy is provided by another means specified in this Section 19.08, (iii) one (1) business day after being given to an overnight courier with a reliable system for tracking delivery, or (iv) three (3) business days after the date of mailing when mailed by United States mail, registered or certified mail, return receipt requested and postage prepaid. Each such notice shall be addressed as follows:

In the case of ALTEC:

ALTEC MEXICO

Prolongación Paseo de la Reforma número 500

Colonia Lomas de Santa Fé, C.P. 01219

México, D.F.

Attn: Bernardo Paz

In the case of the Customers:

Customer Representative

c/o Banco Santander Puerto Rico

P.O. Box 362589

San Juan, Puerto Rico 00936–2589

Attn: President

with a copy to:

Banco Santander Puerto Rico

Attn. General Counsel

P.O. Box 362589

San Juan, Puerto Rico 00936–2589

Either ALTEC or the Customer Representative may from time to time change its address or designated recipient for notification purposes by giving the other prior written notice of the new address or recipient and the date upon which it will become effective.

Section 19.09 Insurance. ALTEC agrees that it will maintain, during the Service Terms, policies of insurance or self–funded insurance in such amounts as ALTEC reasonably determines is necessary from time to time with regard to the Services then being performed by ALTEC on behalf of the Customers.

Section 19.10 Section Headings. The section headings in this Service Agreement are intended to be for reference purposes only and shall in no way be construed to modify or restrict any of the terms or provisions hereof or thereof.

Section 19.11 Governing Law. This Service Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico, without regard to its choice of law rules.

Section 19.12 Severability. In the event that any provision of this Service Agreement conflicts with the law under which this Service Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Service Agreement shall remain in full force and effect.

Section 19.13 Consents and Approvals. Except as expressly provided otherwise in this Service Agreement , if ALTEC on the one hand, or the Customers on the other hand, require(s) the consent or approval of the other for the taking of any action under this Service Agreement, such consent or approval shall not be unreasonably withheld or delayed.

Section 19.14 Third Party Beneficiaries. This Service Agreement shall not be deemed to create any rights in, or to create any obligations of any Customer or ALTEC to, any third parties.

Section 19.15 Survival. Any provision of this Service Agreement which contemplates performance subsequent to any termination or expiration, including, but not limited to, the Customers' obligation to pay ALTEC for Services rendered prior to termination, Sections and Articles 2.03, 18.03, 18.04, 18.05, 18.06 and 19.06 shall survive any termination or expiration of this Service Agreement and continue in full force and effect.

Section 19.16 Time References. Unless otherwise specified in this Service Agreement, (i) all references to days shall be calendar days, (ii) all references to business days shall mean calendar days on which the retail banking offices of any Customer are open, and (iii) all references to time will mean local time in San Juan, Puerto Rico.

IN WITNESS WHEREOF, the parties have hereto executed this Agreement as of the day and year first above written.
ALTEC– Mexico By_______________________________ Name: Antonio González Title: Legal Representative	BANCO SANTANDER PUERTO RICO By_________________________________ Name: José R. González Title: President & CEO
ATTESTED BY By_______________________________ Name: Bernardo Paz	By_________________________________ Name: Osvaldo Karuzic Title: Senior Vice President

SANTANDER INVESTMENT INTERNATIONAL BANK, INC.

By_________________________________

Name: María Calero Padrón

Title: Executive Vice President

By_________________________________

Name: Eugenio Alonso

Title: Senior Vice President

SANTANDER INTERNATIONAL BANK OF PUERTO RICO, INC.

By_________________________________

Name: María Calero Padrón

Title: Executive Vice President

By_________________________________

Name: Carlos M. García Rodríguez

Title: Executive Vice President

Schedule 1.02

Section 1. ALTAIR Software
No.	Aplicactivo	Descripción
1	ALTAIR – Activos	ALTAIR – activos – modulo usado para administrar y registrar los productos de activos (prestamos)
2	ALTAIR – Contabilidad	ALTAIR – Contabilidad – modulo corporativo para mantener la contabilidad
3	ALTAIR – Pasivos	Altair pasivos – modulo que administra productos de pasivos (depositos) – Modulo Corporativo
4	ALTAIR – Personas	ALTAIR – modulo corporativo para registrar y mantener la información de clientes y empresas
5	BLANCA	Extracciones de datos de Mainframe para apoyar el sistema BLANCA (blanqueo de Capital)
6	Blanca II	Extracciones de datos de Mainframe para apoyar el sistema BLANCA II (blanqueo de Capital) en base de datos ORACLE y producir consultas en MicroStrategy
7	Garra	Adm. de Empresas. Gestión y seguimiento. Recuperación de deuda
8	Infocash – Host	Provee balances de cuentas a clientes (fuera de P.R.) por medio del Internet
9	Microbase – Host	Extraccion de datos para el Sistema Microbase PC (Agenda Comercial)
10	OFSA

Programas que extraen información de los ficheros maestros de todos los subsidiarios así como del mayor general para ser cargados en Oracle para "transfer pricing", "risk management", "line of business profitability"

11	Rentabilidad

Programas que extraen información de los ficheros maestros de todos los subsidiarios así como del mayor general para ser cargados en Oracle en donde se ejecuta entonces aplicación para determinar rentabilidad por cliente, centro de costo, producto

12	SIS–Tutelas

Programas que extraen información de los ficheros maestros de todos los subsidiarios para ser cargados en Oracle en donde se ejecuta entonces aplicación para determinar información de gestión comercial

Section 2 Customer Developed Software
No.	Aplicactivo	Descripción
1	ACH/PEP (S72)	Manejo transacciones ACH/EFT interfaz
2	ARP – Tribunales (interfase)	Interfase sistema tribunales para ARP. Envia información de los cheques de tribunales al sistema de ARP
3	BSHPDATE– Rexx	Rutina de control de fechas
4	Calendario – PTA	Administración y control de fechas del calendario del sistema de prueba y transito
5	Calendario – SJU –Ancillary	Administracion y control de calendario de aplicativos – ancillary
6	Cash Management – Balance Report	Aplicación para procesar cuentas registradas a través de Cash Management Online y producir los archivos que se transmiten al sistema de Santander Global diariamente.
7	Cash Management – ESP	Aplicación para producir archivos (de diferentes formatos y fuentes) que permite la creación de archivos que se transmiten a la plataforma de Santander Global.
8	POS (ancillary)	Administración de comerciantes contratados con BSPR
9	Colegios – "Schools" – HOST	Maneja transacciones de pagos y depósitos para las cuentas de clientes, usado por los colegios. Maneja ristras contables para algunas aplicaciones de Lockbox
10	Court of Justice (Tribunales)	Distribución de intereses para las cortes de justicia de P.R., según ley 69. Existen dos fases. Pc y Host.
11	Deposits – ARP (DPARP)	Interactúa con DISC–ARP , envía actividad de cheques.Sistema de reconciliación bancaria de cheque y depositos. Los clientes envian la información , se cruza con el sistema y se generan reportes.
12	G/L Interface	SAT/AP/Fix Asst/POS todos estos generan interfaces. Genenra contabilidad de estas aplicaciones para enviar a Altair .
13	Hacienda Reporting	Informe de intereses ganados para Hacienda
14	LND200	Conjunto de programas que producen una serie de reportes de morosidad adicionales a los producidos por las aplicaciones de préstamos.
15	Lock Box	Manejo de cupones de pago para prestamos. Realizados en Prueba y transito.Envia transacciones en formato Altair. Cosolidando lo de dealer floor plan
16	NJ Reporting	Reformatea los informes de CNS para distribuir las transacciones por usuario.
17	P&T (PTA) (S83)

Item processing. Genera transacciones contables y otras interfaces a los aplicativos de pasivo y contabilidad.(Corresponde a la aplicación que se conoce como prueba y transito). Para pasivo genera las interfaces relacionadas con las transacciones en cheques propios y de otros Bancos

18	Safe Deposits Boxes	Administración Cajas de Seguridad. Administra los pagos que hacen los clientes por la utilización del servicio. Tambien maneja altas y bajas de los clientes que tienen el servicio
19	Signature Verification	Mantiene la imagen de firmas de clientes – en linea.
20	Signature Verification – batch/on line	Produce informes de cuentas sin firmas registradas
21	Statement Print	Procesamiento de los archivos de saldos y movimientos generados por Altair, comprende distribución, impresión y anexo de imágenes Impresión de estados cuentas corrientes y ahorros
22	Super Cash	Genera la lista de participantes para el concurso de Super Cash (DDA/SAV)
23	FEVE (mainframe)	Mantiene y calcula balances que luego son utilizados para producir los diferentes informes relacionados a FEVE. – vigilancia especial

Section 2. Third Party Software
No.	Aplicactivo	Descripción	Proveedor	Observaciones
1	ACAPS	Captura aplicaciones de credito para prestamos y tarjetas de creditos	AMS	La licencia es del Banco
2	PEP+	Manejo de transacciones ACH	Checkfree	La licencia es de EDS. Correrà temporalmente en Plano
3	CACS	Sistema para manejo y seguimiento de atrasos y morosos. Genera datos para MELITA (Voice Activartes, sistema de cobro automático ).	AMS	La licencia es del Banco
4	Cash Management – subscripción	Aplicación para el registro de las cuentas de los clientes corporativos que estarán suscritas al servicio de Santander Global	FUNDTECH	La licencia es del Banco
5	DISC–ARP	Reconciliación de cuentas tanto para cuentas de cheques de clientes así como para cuentas de cheques de uso interno. (Aplicación de reconciliación)	Checkfree	La licencia es del Banco
6	LCR	Monitoreo en transacciones en efectivo para prevenir el lavado de dinero.	Checkfree	La licencia es del Banco
7	Pershing	"Servicio contratado por Santander Securities. Para administrar fondos de inversión	Pershing	La licencia es del Banco
8	RDMS (Mantisa)	Report Distribution Management System–Plataforma para la definición de distribución de reportes producidos en el entorno Host.	Mantisa	La licencia es del Banco
9	Search	Search: Sustituye a Bureaulink. Es el que maneja la comunicacion con los buró de crédito.	FAIR Isaac	Software en desarrollo
10	Startgate–Host (Prism)	Manejador de transacciones originadas por la plataforma de Banca Telefónica, IVR y home banking.	Harland	La licencia es del Banco
11	Strategyware	Este aplicativo substituye a ACAPS. Procesa las solicitudes préstamos de consumo. Nuevo, sustitirá parte de ACAPS, la otra parte la sustituye GARRA	FAIR Isaac	Software en desarrollo
12	TRIAD	Modelo de scoring –Nuevo, sistema de puntuacion de comportamiento	FAIR Isaac	Software en desarrollo

Schedule 2.01

.

SLA DE PRODUCCIÓN

_______________________________________________

Información de contacto

Responsable: Bernardo Paz

Función: Gestión de Proyecto

Entidad: BANCO SANTANDER – SERFIN

Dirección: Tlalpan 3016 (México, D. F)

Teléfono: 5174–0904

Fax:

e–Mail: bpaz@bsantander.com.mx

Información de versiones
Versión de documento	Modificado por	Aprobado por	Fecha	Revisiones realizadas
1.0	Gregorio Calvo Javier Carrasco		01/04/2003	Creación del documento
1.1	Fabiola Violante	Bernardo Paz Barrara Ángel Luis Báez Rodríguez	09/04/2003	Común acuerdo del documento.
1.2	Fabiola Violante		06/04/2003	Actualización del documento.

Nombre del Convenio

Convenio Niveles de Servicio para "Servicio LPAR de Producción de BSPR" que celebran por una parte la Dirección de América Latina Tecnología de México y por otra la Dirección de Tecnología Puerto Rico.

Objetivo del Convenio	Establecer los compromisos para el otorgamiento de los servicios informáticos requeridos por la Unidad de Negocio a través del área de Sistemas.
Área Responsable	América Latina Tecnología de México, S.A. de C.V.
Responsable	Bernardo Paz Barrera
Fecha de Elaboración	01 de Abril de 2003
Contenido
  Área Proveedora.
  Área Usuaria.
  Objetivos.
  Alcance.
  Duración.
  Definiciones.
  Responsabilidades.
  Arquitectura.
  Procedimientos de Backup y recuperación de datos
  Clasificación:
    A. Niveles de Servicio
    B. Atención de Problemas
    C. Atención de Solicitudes Especiales.
    D. Roles y Compromisos.
  Puntos Importantes.
  Clasificación de cambios.
  Métrica de Desempeño.
  Horarios a evaluar.
  Formatos y Documentos anexos.

Firmas de Conformidad	Los representantes del establecimiento y evaluación de este Convenio de Niveles para el "Servicio LPAR Producción de BSPR" son:
	____ / ____ / 2003	____ / ____ / 2003
	____ / ____ / 2003	____ / ____ / 2003

Área Proveedora.	América Latina Tecnología de México, S.A. de C.V. ("ALTEC MÉXICO")
Área Usuaria.	Producción BSPR o cualquier entidad autorizada por BSPR.
Objetivos.

  Garantizar la continuidad del servicio en el ambiente de Producción en los horarios comprometidos.

  Proveer datos estadísticos que muestren el cumplimiento de los SLA establecidos.

  Proveer las conexiones externas que apliquen con terceros que proveen servicio al Banco.

  Establecer mecanismos de control junto con BSPR que aseguren un flujo eficiente en la resolución de problemas que afecten el servicio.

  Asegurar la recuperación y disponibilidad de la información ante contingencias.

Alcance

Las partes convienen que durante la vigencia del presente convenio, los servicios objeto del mismo deberán operar de acuerdo a los niveles de servicio establecidos en los anexos de este convenio y para el ambiente de producción.

Duración	El presente convenio fungirá como único. Se efectuarán revisiones anuales. Las actualizaciones se realizarán por acuerdo mutuo entre ambas partes cuando así aplique.
Definiciones:	Recursos de cómputo: unidades centrales de procesamiento utilizado para proporcionar los servicios del presente Acuerdo.
Responsabilidades

Ambas partes (Tecnología BSPR y ALTEC MÉXICO) deberán respetar las siguientes normas que rigen los términos y condiciones del presente convenio.

  El presente documento sólo podrá ser alterado en sus clasificaciones por mutuo acuerdo de las partes involucradas.

  Este documento sustituye a los documentos anteriores.

  Los impactos al servicio ocasionados por el área usuaria quedan fuera del la medición de los niveles de servicio comprometidos en este convenio.

RESPONSABILIDAD TECNOLOGÌA BSPR.

  Involucrar a la dirección de ALTEC MÉXICO en el diseño, construcción ó adquisición de cualquier sistema estratégico que se libere en la partición de Producción. Esto se hará en la reunión mensual que ambas partes tendrán.

  Será responsabilidad del área usuaria proporcionar los pronósticos de crecimiento de su aplicación a ALTEC MEXICO, derivadas de las estrategias de negocio para poder soportar con la infraestructura necesaria.

  Reportar cualquier desviación en los indicadores de niveles de servicio a los centros de atención de reportes de este convenio y requerir que se aplique la penalidad acordada del SLA implicado, BSPR dará seguimiento a la desviación hasta que ALTEC México de la solución definitiva.

  Un mes anterior a la fecha de vencimiento del presente convenio ambas partes revisaran y acordaran el nuevo SLA, si BSPR no objeta estos el niveles de servicio del SLA, se entenderá que el acuerdo continuará vigente y se renovara un año mas.

  La administración del producto RACF como son: alta y baja de usuarios, conexión y desconexión de usuarios a grupos, desbloqueo, etc será responsabilidad de BSPR.

RESPONSABILIDAD TECNOLOGÍA ALTEC MÉXICO.

  Es responsabilidad de todas las áreas de Sistemas involucradas brindar y garantizar el "Servicio LPAR Producción de BSPR".

  Medir y evaluar los niveles de servicio comprometidos en este convenio.

  Reportar mensualmente los niveles de servicio y datos para CMFI comprometidos en este convenio en los 3 (tres) primeros días después de concluido el mes.

  Definir acciones preventivas y correctivas de mejora que permitan lograr los objetivos planteados en los niveles de servicio.

  Aplicar las sanciones estipuladas en el convenio sí los niveles de servicio(SLA) no son cumplido.

  Proporcionar la información necesaria para validar y aprobar los niveles de servicio.

  Cumplir con los acuerdos establecidos en este convenio.

  Cualquier cambio que afecte los niveles de servicio con respecto a las reglas de operación que presta ALTEC MÉXICO a BSPR requerirá la previa aprobación de BSPR por escrito, en el entendido de que tales cambios no impidan a BSPR la recepción de LOS SERVICIOS.

  Todo el Hardware que será utilizado por BSPR, estará ubicado dentro de las instalaciones de ALTEC MÉXICO. Será responsabilidad exclusiva de ALTEC MÉXICO el asegurarse de que existan las condiciones ambientales y de seguridad física para los equipos y que éstas cumplirán con las especificaciones indicadas por el fabricante de los equipos. Las condiciones ambientales incluyen, sin que esto signifique limitación, el proporcionar la energía eléctrica adecuada, aire acondicionado, niveles de humedad, espacio en el piso y otros requerimientos similares que se utilizan generalmente en la industria del procesamiento de datos.

  Proveer las alertas necesarias sobre la utilización de los recursos de maquina que puedan afectar los servicios que brinda BSPR interna o externamente y que serán reflejados mensualmente en el informe que para tal efecto enviará ALTEC MÉXICO.

  Proporcionar los medios y accesos necesario para los auditores internos y federales que indique formalmente BSPR y a lo cual ALTEC MÉXICO atenderá conforme al procedimiento de atención de peticiones convenido.

  La administración del producto RACF como son: alta y baja de usuarios, conexión y desconexión de usuarios a grupos, desbloqueo, etc será responsabilidad de BSPR.

  Proporcionar los medios y accesos necesarios para que se puedan realizar las auditorias requeridas por BSPR.

  El soporte al producto y definiciones principales de RACF será proporcionado por ALTEC MÉXICO por ejemplo; creación de grupos, actualización de versiones, parámetros y optimizaciones a la herramienta.

  Es responsabilidad de ALTEC MÉXICO, la seguridad física del Hardware, e incluye la administración del acceso físico a los equipos.

  Seguridad de la Red de Comunicaciones

  BSPR será responsable de su red de comunicaciones y las computadoras conectadas a la misma dentro de Puerto Rico. ALTEC MÉXICO será responsable desde la entrada de la red de BSPR a la red de comunicaciones a través del router 3745/46 hacia el sistema operativo, es decir, desde del router de Telefónica y hasta México.

  ALTEC MEXICO será responsable de proveer líneas alternas conmutadas(ISDN) para utilización en caso de que el enlace principal(TDATA) tenga problemas. Es responsabilidad de ALTEC México realizar las pruebas necesarias que garanticen que estas líneas estén operantes. En caso de ser necesario utilizar estos enlaces ALTEC MEXICO coordinará las llamadas ISDN hacia los enrutadores en PR. ALTEC MËXICO deberá asegurar que los datos transferidos desde la entrada a la red Internacional(Telefónica) de PR hasta la llegada de los mismos en México tenga la seguridad máxima requerida ( encripción proporcionada por Telefónica ).

  La responsabilidad de la administración del FIREWALL de seguridad de la red corresponderá a cada Institución dependiendo de que cada cual tenga instalación de Firewall.

8. Niveles de Servicio

ALTEC MÉXICO se compromete a:

  Que la disponibilidad del equipo sea de 7 x 24 x 365. con soporte de operación completo, incluido soporte técnico. Durante los fines de semana el apoyo ante cualquier fallo será a través de soporte remoto o telefónico.

  El modo atendido de la LPAR de Producción será de 7x24 y la disponibilidad deberá ser de 99% del hardware.

  Los horario (hora de Puerto Rico) de servicio será el siguiente:

    SUCURSALES: de 8.00 a 18.00

    Canales: 24 horas

    Comunicaciones: 24 horas

    En lo correspondiente al nivel de servicio del enlace México – PR, se verá disminuida por el tiempo de conmutación necesario a las líneas ISDN en caso de caída de la principal y en cuyo caso no excederá de 15 minutos.

    Servicios centrales ( departamentos del BSPR ) : de 8.00 a 20.00

    Horarios de On Line/Interfases/Calendarios

  On Line – Sistemas en linea Anejo: Tabla del on line

  Interfases – Archivos/FTP´s Anejo; Tabla de Interfases

  Ciclos – Eventos Anejo; Tabla de elementos

  Output – Externos Anejo: Tablas de Output

  Los fallos imputables a la operación y servicios proporcionados por BSPR no afectarán los niveles convenidos en este SLA.

  ALTEC México deberá prepara un calendario anual de mantenimiento que le será distribuido a BSPR y enviado al área de Operaciones. Este calendario contempla la interrupción del servicio como máximo una vez al mes y en horario de domingo de las 00.00 Hrs a las 6.00 Hrs. Cualquier mantenimiento del hardware, software o cualquier evento de emergencia que ALTEC MÉXICO deba realizar deberá confirmarlo con el Banco por lo menos una semana antes.

  Otorgar servicios informáticos a las diferentes entidades de Producción de sistemas Puerto Rico en una partición definida como Producción BSPR.

  Mantener el nivel de servicio de la partición "Producción BSPR" en un 99% del hardware en el horario comprometido por ALTEC MÉXICO y anotado en el presente convenio.

  Garantizar la disponibilidad de recursos de cómputo necesarios para el servicio en línea y batch conforme a las siguientes características:

  200 MIPS.

  1500 GB en espacio en Disco.

  2 unidades de cartucho 3490.

  1 Tarjeta OSA2.

Esta configuración se ajustará previo acuerdo de ambas partes y en la operación diaria. ALTEC MÉXICO no fijará limitante de hardware o software que permita sobrepasar la cantidad de MIPS anotados en este convenio en caso de ser necesarios. Las valores anteriores serán como media mensual.

  Garantizar los niveles de mantenimiento adecuados del software base y programas producto identificados en este convenio.

  Los productos no estarán desactualizados en la versión vigente –2, a menos de que la aplicación lo requiera y con previa notificación de BSPR.

  Garantizar el buen funcionamiento del software base y programas producto identificados en este convenio.

  Que los subsistemas estén siempre arriba y funcionando (DB2, CICS, Changeman, CONTROL–M, Smartest, TSO, MQ Series).

  Garantizar los niveles de micro código adecuados del hardware central ( CPU y DASD)

  Dar soporte técnico al software base y programas producto identificados en este convenio.

  Dar soporte y atención a los procesos que terminen anormalmente ó que el usuario confirme mediante los canales de comunicación definidos en los procedimientos.

  Monitoreo del ambiente para detectar posibles problemas y corrección de estos en tiempos mínimos.

  Respaldo y reorganización de la información de todos los ambientes de Producción de acuerdo a las siguientes políticas:

  Respaldo diario de Librerías de Producción (Fuentes, Copys, DBRM, JCL)

  Respaldo diario de Librerías del Changeman

  Respaldo diario de las Librerías del DB2 de Producción.

  Respaldo diario completo de las bases de datos DB2 y VSAM de ancilliaries

  Reorganización semanal de Bases de Datos.

  Administración del espacio en disco se hará de acuerdo a la siguiente política:

  Un archivo o BD que no sea referenciado en 15 días se pasará a nivel 1 de Migración.

  Un archivo o BD que no sea referenciado en 32 días se pasará a nivel 2 de Migración.

  Los respaldos de la información que se encuentre en medio magnético de acuerdo a las políticas de almacenamiento definidas tendrán una duración de:

  Diario: 35 días.

  Semanal: 3 meses.

  Mensual: 24 meses.

  Anual : 5 años

  Los respaldos de las aplicaciones se mantendrán de acuerdo a los requerimientos de BSPR.

9. Atención de Problemas

SERVICIOS A EVALUAR

Se considera problema general o Interrupción en el servicio a:

  Fallas de Productos (sistema operativo, software base y programas producto)

  Fallas de infraestructura (Fallas de HW como el Mainframe, discos, robot, controlador de comunicaciones, OSAS)

  Fallas o interrupciones de telecomunicaciones.

  Fallas de aplicaciones (CICS , MQSERIES y BATCH)

10. Atención de Solicitudes Especiales

ATENCIÓN DE SOLICITUDES ESPECIALES

Solicitudes Urgentes: Las solicitudes de cambio emergentes se atenderán de forma inmediata por el responsable de la producción de Altec México y en mutuo acuerdo con el responsable de BSPR.

Solicitudes Planeados: El horario de recepción de las solicitudes será de 9:00 hrs a 16:00 hrs (horario Puerto Rico) Las solicitudes que estén dentro de este horario serán atendidas en las siguientes 24 hrs hábiles en condiciones normales. Si la solicitud de cambio es enviada después de este horario la solicitud pasará al siguiente día hábil.

Tiempo de respuesta:

Se considera como máximo 24 hrs hábiles después de haber hecho la solicitud (sólo en condiciones normales).

11. Procedimientos	Los procedimientos aplicables a este SLA serán los referidos en el inventario de servicios que ambas partes acuerden.
Penalizaciones

Se define el índice de cumplimiento semestral como la medida de los índices de cumplimientos mensuales.

Se establecen las siguientes penalizaciones en función del índice de cumplimiento semestral:

INDICE DE CUMPLIMIENTO SEMESTRAL

PORCENTAJE DE PENALIZACION

>= 99

0%

< 99

3%

< 98

5%

< 97

7%

< 96

10%

<= 95

15%

La penalización se calculará según la tabla anterior y sobre la facturación anual.

Adicionalmente América Latina Tecnología de México S.A. C.V. admite un máximo de un 5% por incumplimientos ocasionales graves detallados en el Acuerdo SLA del LPAR de producción para BSPR".

SLA DE DESARROLLO

_______________________________________________

Información de contacto

Responsable: Bernardo Paz

Función: Gestión de Proyecto

Entidad: BANCO SANTANDER – SERFIN

Dirección: Tlalpan 3016 (México, D. F)

Teléfono: 5174–0904

Fax:

e–Mail: bpaz@bsantander.com.mx

Información de versiones
Versión de documento	Modificado por	Aprobado por	Fecha	Revisiones realizadas
1.0	Mireya Flores	Fabiola Violante	4/11/2002	Creación del documento
1.1	Fabiola Violante		8/01/2003	Modificaciones al documento
1.2	Fabiola Violante / Antonio Velásquez	Bernardo Paz Barrera	11/02/2003	Modificaciones al documento sugeridas por BSPR.
1.3	Fabiola Violante		17/03/2003	Actualización del documento.
1.4	Fabiola Violante		06/04/2003	Actualización del documento.

Nombre del Convenio

Convenio Niveles de Servicio para "Servicio LPRA de Desarrollo de BSPR" que celebran por una parte la Dirección de América Latina Tecnología de México y por otra la Dirección de Tecnología Puerto Rico.

Objetivo del Convenio	Establecer los compromisos para el otorgamiento de los servicios informáticos requeridos por la Unidad de Negocio a través del área de Sistemas.
Área Responsable	América Latina Tecnología de México, S.A. de C. V. (ALTEC México).
Area Usuaria	Tecnología Banco Santander Puerto Rico ( Tecnología BSPR ).
Responsable	Bernardo Paz Barrera
Fecha de Elaboración	5/noviembre/ 2002
Contenido	Área Proveedora. Área Usuaria. Objetivos. Alcance. Duración. Definiciones. Responsabilidades. Niveles de servicio Atención de problemas Atención de Solicitudes Especiales Procedimientos
Firmas de Conformidad	Los representantes del establecimiento y evaluación de este Convenio de Niveles para el "Servicio LPAR Desarrollo de BSPR" son:
	Tecnología BSPR Oswaldo Karuzic ____ / ____ / 2003	ALTEC México Antonio González ____ / ____ / 2003
	Testigo Javier Carrasco ____ / ____ / 2003	Testigo Bernardo Paz ____ / ____ / 2003

Área Proveedora.	América Latina Tecnología de México, S.A. de C.V. ("ALTEC MÉXICO")
Área Usuaria.	Desarrollo BSPR o cualquier entidad autorizada por BSPR.
Objetivos.

  Garantizar la continuidad del servicio en el ambiente de Desarrollo en los horarios comprometidos.

  Establecer mecanismos de control que aseguren un flujo eficiente en la resolución de problemas que afecten el servicio.

  Asegurar la recuperación de la información ante contingencias.

Alcance

Las partes convienen que durante la vigencia del presente convenio, los servicios objeto del mismo deberán operar de acuerdo a los niveles de servicio establecidos en los anexos de este convenio y para los ambientes de Desarrollo y Homologación ( Model Office ).

Duración	El presente convenio fungirá como único. Se efectuarán revisiones anuales. Las actualizaciones se realizarán por acuerdo mutuo entre ambas partes cuando así aplique.
Definiciones:	Recursos de cómputo: unidades centrales de procesamiento utilizados para proporcionar los servicios del presente Acuerdo. Model Office: ambiente de homologación de BSPR.
Responsabilidades

Ambas partes (Tecnología BSPR y ALTEC MÉXICO ) deberán respetar las siguientes normas que rigen los términos y condiciones del presente convenio.

  El presente documento sólo podrá ser alterado en sus clasificaciones por mutuo acuerdo de las partes involucradas.

  Este documento sustituye a los documentos anteriores.

  Los impactos al servicio ocasionados por el área usuaria quedan fuera del la medición de los niveles de servicio comprometidos en este convenio.

RESPONSABILIDAD TECNOLOGÌA BSPR.

  Involucrar a la dirección de ALTEC MÉXICO en el diseño o construcción de cualquier sistema que se libere en la partición de Desarrollo.

  Será responsabilidad del área usuaria proporcionar los pronósticos de crecimiento de su aplicación a ALTEC MEXICO, derivadas de las estrategias de negocio para poder soportar con la infraestructura necesaria.

  Reportar cualquier desviación en los indicadores de niveles de servicio a los centros de atención de reportes de este convenio y dar seguimiento hasta la solución definitiva.

  Si BSPR no objeta el nivel de servicio del SLA, se entenderá que el acuerdo continuará vigente.

RESPONSABILIDAD TECNOLOGÌA ALTEC MÉXICO .

  Es responsabilidad de todas las áreas de Sistemas involucradas brindar y garantizar el "Servicio LPAR Desarrollo de BSPR".

  Medir y evaluar los niveles de servicio comprometidos en este convenio.

  Reportar mensualmente los niveles de servicio y datos para CMFI comprometidos en este convenio en los 3 (tres) primeros días después de concluido el mes.

  Definir acciones preventivas y correctivas de mejora que permitan lograr los objetivos planteados en los niveles de servicio.

  Proporcionar la información necesaria para validar y aprobar los niveles de servicio.

  Cumplir con el acuerdo establecido en este convenio.

  Cualquier cambio en las reglas de operación, protocolos de teleproceso, periodos de acceso, tipos de equipos terminales, cambios de ubicación de sistemas y servicios de equipamiento, lenguajes de sistemas de programación y la designación y ubicación del Centro de Procesamiento de Información de ALTEC MÉXICO con motivo de LOS SERVICIOS prestados a BSPR, requerirá la previa aprobación de BSPR por escrito, en el entendido de que tales cambios no impidan a BSPR la recepción de LOS SERVICIOS.

  Todo el Hardware que será utilizado por BSPR, estará ubicado dentro de las instalaciones de ALTEC MÉXICO. Será responsabilidad exclusiva de ALTEC MÉXICO el asegurarse de que existan las condiciones ambientales y de seguridad física para los equipos y que éstas cumplirán con las especificaciones indicadas por el fabricante de los equipos. Las condiciones ambientales incluyen, sin que esto signifique limitación, el proporcionar la energía eléctrica adecuada, aire acondicionado, niveles de humedad, espacio en el piso y otros requerimientos similares que se utilizan generalmente en la industria del procesamiento de datos.

  Seguridad Física del Hardware

  Es responsabilidad de ALTEC MÉXICO , la seguridad física del Hardware, e incluye la administración del acceso físico a los equipos.

  Seguridad Lógica de los Sistemas

  El soporte al producto y definiciones principales de RACF será proporcionado por ALTEC MÉXICO por ejemplo; creación de grupos, actualización de versiones, parámetros y optimizaciones a la herramienta.

  La administración del producto RACF como son: alta y baja de usuarios, conexión y desconexión de usuarios a grupos, desbloqueo, etc será responsabilidad de BSPR.

Seguridad de la Red de Comunicaciones

12. BSPR será responsable de su red de comunicaciones y las computadoras conectadas a la misma dentro de Puerto Rico. ALTEC MÉXICO será responsable desde la entrada de la red de BSPR a la red de comunicaciones a través de 2 Cisco 3745 hacia el sistema operativo, es decir, desde del router de Telefónica y hasta México.

8. Niveles de Servicio

ALTEC MÉXICO se compromete a:

  Que la disponibilidad del equipo sea de 7 x 24 Hrs. con soporte de operación básico. Durante los fines de semana el apoyo ante cualquier fallo será a través de soporte remoto o telefónico y previa notificación por el personal autorizado BSPR.

  El modo atendido de la LPAR de Desarrollo será de 5 x 12 y la disponibilidad deberá ser de 99% del hardware.

  El horario de servicio será de : 7:00 – 19:00 Hrs. (hora México) de 9:00 – 21:00 Hrs. (hora Puerto Rico).

  Los fines de semana serán destinados para el mantenimiento del hardware, software o cualquier evento que ALTEC MÉXICO haya programado y con previo consentimiento de BSPR.

  En caso de no recibir respuesta de la notificación realizada a BSPR, se considerará consentimiento de su parte.

  El calendario de servicio en México será conforme al calendario de Puerto Rico.

  Los días feriados en BSPR no se dará servicio en la partición de Desarrollo Puerto Rico, a menos de que se haga un requerimiento con 48 hrs. de anticipación.

  Otorgar servicios informáticos a las diferentes entidades de Desarrollo de sistemas Puerto Rico en una partición definida como Desarrollo BSPR.

  Mantener el nivel de servicio de la partición "Desarrollo BSPR" en un 99% del hardware en el horario comprometido por ALTEC MÉXICO y anotado en el presente convenio.

  Garantizar la disponibilidad de recursos de cómputo necesarios para el servicio en línea y batch conforme a las siguientes características:

  100 MIPS.

  1000 GB en espacio en Disco.

  2 unidades de cartucho 3490.

  1 Tarjeta OSA2.

  Garantizar los niveles de mantenimiento adecuados del software base y programas producto identificados en este convenio.

  Los productos no estarán desactualizados en la versión vigente –2, a menos de que la aplicación lo requiera y con previa notificación de BSPR.

  Garantizar el buen funcionamiento del software base y programas producto identificados en este convenio.

  Que los subsistemas estén siempre arriba y funcionando (DB2, CISC, Changeman, CONTROL M, Smart Test y TSO). La indisponibilidad de estos subsistemas sólo podrá ser del 1% al mes.

  Garantizar los niveles de micro código adecuados del hardware central ( CPU y DASD)

  Dar soporte técnico al software base y programas producto identificados en este convenio.

  Monitoreo del ambiente para detectar posibles problemas y corrección de estos.

  Respaldo de la información de todos los ambientes de Desarrollo (Desarrollo y Prueba Integrada ) de acuerdo a las siguientes políticas:

  Respaldo diario de Librerías de desarrollo (Fuentes, Copys, DBRM, JCR)

  Respaldo diario de Librerías del Changeman

  Respaldo diario de las Librerías del DB2 de Desarrollo.

  Respaldo semanal de los datos de prueba en DB2.

  Administración del espacio en disco se hará de acuerdo a la siguiente política:

  Un archivo o BD que no sea referenciado en 9 días se pasará a nivel 1 de Migración.

  Un archivo o BD que no sea referenciado en 25 días se pasará a nivel 2 de Migración.

  Los respaldos de la información que se encuentre en medio magnético de acuerdo a las políticas de almacenamiento definidas tendrán una duración de:

  Diario: 35 días.

  Semanal: 3 meses.

  Mensual: 13 meses.

9. Atención de Problemas

SERVICIOS A EVALUAR

Se considera problema general o Interrupción en el servicio a:

  Fallas de Productos (sistema operativo, software base y programas producto)

  Fallas de infraestructura (Fallas de HW como el Mainframe, discos, robot, controlador de comunicaciones, OSAS)

  Fallas o interrupciones de telecomunicaciones (voz, datos)

10. Atención de Solicitudes Especiales

ATENCIÓN DE SOLICITUDES ESPECIALES

Solicitudes Urgente: Las solicitudes de cambio emergentes se atenderán de forma inmediata por el responsable de la producción de BSPR y en mutuo acuerdo con el responsable de Altec México.

Solicitudes Planeados: El horario de recepción de las solicitudes será de 9:00 hrs a 16:00 hrs (horario Puerto Rico) Las solicitudes que estén dentro de este horario serán atendidas en las siguientes 24 hrs hábiles en condiciones normales. Si la solicitud de cambio es enviada después de este horario la solicitud pasará al siguiente día hábil.

Tiempo de respuesta:

Se considera como máximo 24 hrs hábiles después de haber hecho la solicitud (sólo en condiciones normales).

11. Procedimientos	Los procedimientos aplicables a este SLA serán los referidos en el inventario de servicios que ambas partes acuerden.
Penalizaciones

Se define el índice de cumplimiento semestral como la medida de los índices de cumplimientos mensuales.

Se establecen las siguientes penalizaciones en función del índice de cumplimiento semestral:

INDICE DE CUMPLIMIENTO SEMESTRAL

PORCENTAJE DE PENALIZACION

>= 99

0%

< 99

1%

< 98

2%

< 97

5

< 96

7%

<= 95

8%

La penalización se calculará según la tabla anterior y sobre la facturación anual.

Adicionalmente América Latina Tecnología de México S.A. C.V. admite un máximo de un 5% por incumplimientos ocasionales graves detallados en el Acuerdo SLA del LPAR de desarrollo BSPR".

Schedule 9.03

Disaster Recovery

Disaster Recovery Services:

ALTEC will provide, through a specialized services contractor, a contingency plan that will assure the recovery of their Computer Center Main Frame facilities, which provides access to our customer´s databases and related information.

ALTEC will ensure compliance with all federal and local existing and future regulations regarding disaster recovery requirements. In addition to this, it will provide a reasonable growth capacity in services contracted, contemplating future years growth trends in business volumes as well as systems requirements and related needs.

Back up Tapes Handling:

ALTEC will ensure daily backup tapes are transported to a certified alternate site located at a safe distance from the Computer Center location in order to ensure the safety of such tapes in a disaster scenario. ALTEC will also ensure such tapes are being properly stored in a safe and humid control environment that will ensure the Banco Santander Puerto Rico customer information´s safety.

Disaster Recovery Testing:

ALTEC will ensure that the Disaster Recovery Plan is implemented and tested at least on an annual basis, and will provide a detailed test result report to Banco Santander Puerto Rico. ALTEC will update the Disaster Recovery Plan according to any changes that occur during the year, and such modifications will be incorporated on next year´s test accordingly. Any significant change to the Data Center configuration will required testing immediately following the change or implementation.

Usage of Disaster Recovery Services:

Banco Santander Puerto Rico will be financially responsible for any charges for disaster recovery services incurred only to the extent that the need to utilize such disaster recovery services arises from an event of major force that prevents the use of the Main Frame Facilities.

Activation Procedures:

ALTEC, as well as Banco Santander Puerto Rico, will structure a Command Center in which the Contingency Committee Members will meet in the event of an emergency and decide the activation of the DRP for the Computer Center. ALTEC´s Command Center will contact the Banco Santander Contingency Committee immediately following an event that potentially could or has prevented the operations of the Main Frame facilities of ALTEC in Mexico.

The Contingency Committee Director or alternate directors, in coordination with the ALTEC Contingency Committee Directors, will make the decision to activate the Disaster Recovery Alternate Facilities, following the activation procedures stated in the Disaster Recovery Contract established with the third party.

Personnel Authorized to Activate the DRP for ALTEC Mexico:

Name	Position	Location	Telephone
Osvaldo Karuzic	CIO, Banco Santander Puerto Rico	BSPR	W 787–281–2105 H 787–287–1093 C 787–392–3246
María Calero	EVP, Intervención y Control de Gestión	BSPR	W 787–777–4437 H 787–748–5537 C 787–579–5461
José R. Gonzalez	President	BSPR	W 787–777–4447 H C